Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

PEAK HOLDING CORP.

PEAK MERGER CORP.

AND

COMVERGE, INC.

Dated as of March 26, 2012

NO AGREEMENT, ORAL OR WRITTEN, REGARDING OR RELATING TO ANY OF THE MATTERS COVERED BY THIS DRAFT HAS BEEN ENTERED INTO BETWEEN THE PARTIES. THIS DOCUMENT, IN ITS PRESENT FORM OR AS IT MAY BE HEREAFTER REVISED BY ANY PARTY, WILL NOT BECOME A BINDING AGREEMENT OF THE PARTIES UNLESS AND UNTIL, WITH ALL EXHIBITS AND DISCLOSURE SCHEDULES ATTACHED, IT HAS BEEN EXECUTED BY ALL PARTIES AND COMPLETE EXECUTED COPIES HAVE BEEN DELIVERED.

i

ii

Annex A – Conditions to the Offer

Exhibit A – Form of Acceptable Confidentiality Agreement

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 26, 2012, is entered into by and among Peak Holding Corp., a Delaware corporation (“Parent”), Peak Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Comverge, Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are referred to herein as a “Party” and together as the “Parties”. Capitalized terms used and not otherwise defined herein have the meanings set forth in Article I.

W I T N E S S E T H

WHEREAS, Parent has proposed to the board of directors of the Company (the “Company Board”) that Merger Sub acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company has established a special committee consisting solely of independent and disinterested directors (the “Strategy Committee”) to, among other things, review, evaluate, consider and negotiate any proposal made by Parent Group to acquire the Company, including the Offer (as defined herein), the Merger (as defined herein) and the other transactions contemplated by this Agreement and to make a recommendation to the board of directors of the Company with respect thereto;

WHEREAS, in furtherance of such acquisition, Merger Sub has agreed to commence a tender offer (the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), at a price of $1.75 per share of Company Common Stock, net to the holder thereof in cash, without interest, subject to any withholding Taxes required by applicable Law (such amount, or any different amount per share of Company Common Stock that may be paid pursuant to the Offer in accordance with the terms hereof, being hereinafter referred to as the “Offer Price”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition, following the consummation of the Offer, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”) and as a wholly-owned Subsidiary of Parent, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and each share of Company Common Stock outstanding immediately prior to the effective time of the Merger (other than shares of Company Common Stock tendered and accepted for payment in the Offer), including any shares that have not been tendered and accepted pursuant to the Offer, will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective boards of directors of each of Parent and Merger Sub have unanimously (i) determined that it is in the best interests of their respective stockholders for Parent to acquire the Company on the terms and subject to the conditions set forth in this Agreement, (ii) approved and declared advisable the Merger, and (iii) adopted this Agreement and approved the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby, including the Offer and the Merger, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Strategy Committee has unanimously (i) determined that it is fair and advisable for Parent to acquire the Company on the terms and subject to the conditions set forth in this Agreement, (ii) recommended to the Company Board that the Company Board adopt resolutions approving and declaring advisable this Agreement and the transactions contemplated hereby and (iii) recommended that the holders of shares of the Company’s common stock accept the Offer, tender their shares in the Offer and, to the extent that any such holders do not tender their shares and to the extent required by applicable Law, vote to adopt this Agreement (such recommendation by the Strategy Committee, the “Strategy Committee Recommendation”);

WHEREAS, the Company Board, based on the Strategy Committee Recommendation, has (i) determined that the terms of this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company and the holders of the shares, (ii) approved and declared advisable this Agreement, and (iii) resolved to recommend that the holders of shares of the Company’s common stock accept the Offer, tender their shares in the Offer and, to the extent that any such holders do not tender their shares and to the extent required by applicable Law, vote to adopt this Agreement; and

WHEREAS, Parent, Merger Sub and the Company wish to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe certain conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINED TERMS AND INTERPRETATION

Section 1.1 Certain Definitions. For purposes of this Agreement:

“Affiliate” shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person, where “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by Contract or otherwise.

“Alternative Acquisition Agreement” shall mean any acquisition agreement, merger agreement or similar definitive agreement (other than any Acceptable Confidentiality Agreement entered into in accordance with Section 7.5(c)) relating to any Acquisition Proposal.

“Antitrust Laws” shall mean any antitrust, competition, or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act and any foreign Law equivalent.

“Blue Sky Laws” shall mean state securities or “blue sky” Laws.

“Business Day” shall mean any day other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by Law or other governmental action to close.

“Cash and Cash Equivalents” shall mean: (i) all currency, checks, drafts and other equivalents in banks, in lock boxes, on the premises of the Company, as deposits in transit or in the banking system collection process, less any outstanding checks or payments in transit, (ii) all cash equivalents (including money market funds, certificates of deposit, commercial paper and investment in government bonds), (iii) all short term investments (including federal agency notes, company notes and commercial paper), (iv) all restricted cash and (v) any other cash or cash equivalent held in any and all bank accounts and investment accounts by the Company and the Company Subsidiaries in any location around the world.

“Code” shall mean the United States Internal Revenue Code of 1986.

“Company Alternative Termination Fee” shall mean an amount in cash equal to $965,155.

“Company By-laws” shall mean the Second Amended and Restated By-laws of the Company, dated April 12, 2007, and amended on December 28, 2007.

“Company Certificate of Incorporation” shall mean the Fifth Amended and Restated Certificate of Incorporation of the Company, filed on April 18, 2007.

“Company Go-Shop Termination Fee” shall mean an amount in cash equal to $1,206,444.

“Company Material Adverse Effect” shall mean any change, event, circumstance or occurrence that, individually or taken together with other changes, events, circumstances or occurrences, (x) has had, or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise), results of operations, assets or liabilities of the Company and the Company Subsidiaries, taken as a whole, regardless of the duration thereof, or (y) would prevent or materially delay the consummation of the transactions contemplated hereby (including the Offer or the Merger) or otherwise prevent or materially delay the Company from performing its obligations under this Agreement on a timely basis or Parent from realizing the full benefit of the ownership of the Company following the Effective Time; provided that, for purposes of clause (x), any change, event, circumstance or occurrence to the extent resulting from any of the following after the date hereof shall not constitute a “Company Material Adverse Effect”: (i) changes generally affecting the U.S. or global economy or financial or securities markets; (ii) changes generally affecting the demand response industry; (iii) changes in GAAP or any interpretation thereof after the date hereof; (iv) changes in political or social conditions or general business, tax or regulatory conditions in any country, geographic region or market in which the Company and the Company’s Subsidiaries conduct their business, including the engagement by any country in hostilities; (v) changes resulting from the execution, announcement, pendency or performance of this Agreement or the consummation of the transactions contemplated hereby including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees, Governmental Entities to the extent reasonably demonstrated by the Company to result from the Parent’s participation (versus any other third party buyer) in the transactions contemplated hereby, (vi) any adverse effect arising out of or resulting from any legal claims by the Company’s stockholders arising out of this Agreement or any of the transactions contemplated hereby, in each case, after the date hereof; (vii) any failure by the Company to meet analyst estimates or expectations of the company’s earnings, revenue or other financial performance metrics for any period; (viii) any action taken pursuant to this Agreement or at the explicit request of any of Parent or any affiliate of Parent or any failure to take action due to the restrictions set forth in this Agreement with respect to which Parent has refused to give consent or grant a waiver or any change resulting from any such action or failure to take action; (ix) the Company’s failure to meet any internal or publicly-announced projections, budgets or forecasts for any period; (x) any decline in the trading price of Company Common Stock on the NASDAQ; or (xi) events, circumstances or occurrences disclosed in the Company Disclosure Schedule; provided, however, that the occurrence of any Insolvency Event with respect to the Company or any Company Subsidiary shall in any event constitute a Company Material Adverse Effect; and provided, further, that the underlying causes of such failure in clauses (vii) and (viii) may be considered in determining whether there is a Company Material Adverse Effect unless any such underlying cause is otherwise specifically excluded (including by any other subsection of this definition).

“Company Stock Option” shall mean any option to acquire Company Common Stock or restricted stock, whether vested or unvested, issued or granted pursuant to any Company Stock Plan.

“Company Stockholder Approval” shall mean the affirmative vote or written consent of the holders of a majority of the then outstanding shares of Company Common Stock, voting or consenting together as a single class, in favor of the adoption of this Agreement as required by the DGCL.

“Company Stock Plans” shall mean all employee and director stock plans or arrangements of the Company and all individual consultant, employee, director or other Contracts that provide for any Company Stock Option or any other right of any kind to receive shares of Company Common Stock or benefits measured by the value of a number of shares of Company Common Stock, or any other award of any kind consisting of shares of Company Common Stock (including stock appreciation rights, restricted stock, restricted stock units, deferred stock units and dividend equivalents). Each Company Stock Plan is set forth on Section 5.8(a) of the Company Disclosure Schedule.

“Company Termination Fee” shall mean an amount in cash equal to $1,930,310.

“Computer Systems” shall mean all computer, information technology and telecommunication systems owned or used by the Company, including all Software, firmware, hardware, networks, interfaces, platforms and related systems.

“Continuing Employee” shall mean any Person who is employed by the Company or any Company Subsidiary as of the Effective Time (including Persons on disability or leave of absence, whether paid or unpaid).

“Contract” shall mean any oral or written note, bond, mortgage, indenture, Lease, license, permit, concession, franchise, contract, agreement, arrangement, purchase order or other instrument or obligation.

“Convertible Senior Debt” means the Company’s Amended and Restated Senior Convertible Promissory Note issued pursuant to the Loan and Security Agreement dated as of November 5, 2010.

“Convertible Subordinated Debt” means the Company’s 15% PIK convertible subordinated debentures issued to Parent pursuant to the Note Purchase and Security Agreement dated as of March 26, 2012, which shall be deemed to be a transaction contemplated by this Agreement.

“Covered Securityholders” shall mean holders of Company Common Stock and other securities of the Company.

“Customs & International Trade Laws” shall mean any Law, Permit, Order or other decision or requirement having the force or effect of Law, of any Governmental Entity, concerning the importation of products, the exportation or reexportation of products (including technology and services), the terms and conduct of international transactions, and the making or receiving of international payments, including, as applicable, the Tariff Act of 1930, and other Laws and programs administered or enforced by U.S. Customs and Border Protection and U.S. Immigration and Customs Enforcement, and their predecessor agencies, the Export Administration Act of 1979, the Export Administration Regulations, the International Emergency Economic Powers Act, the Trading With the Enemy Act, the Arms Export Control Act, the International Traffic in Arms Regulations, Executive Orders of the President regarding embargoes and restrictions on transactions with designated entities, the embargoes and restrictions administered by the U.S. Office of Foreign Assets Control, the antiboycott Laws administered by the U.S. Department of Commerce, the antiboycott Laws administered by the U.S. Department of the Treasury, and the FCPA.

“Environmental Laws” shall mean any and all Laws relating to pollution, protection of the environment or the release of any Hazardous Materials into the environment, including air emissions or wastewater discharges.

“Equity Interest” shall mean any share, capital stock, partnership, member or similar interest in any Person, any securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any such security, or any other instrument or right the value of which is based on any of the foregoing.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Confidentiality Agreement” shall mean any confidentiality, standstill or other agreement, understanding or arrangement between the Company or any Company Subsidiary or any Affiliate or any Representative of the Company or any Company Subsidiary (collectively a “Company Disclosing Party”), on the one hand, and any Third Party, on the other hand, containing provisions customarily found in agreements commonly referred to as “confidentiality” or “standstill” agreements.

“Forbearance Agreement” shall mean the Forbearance Agreement, dated as of March 26, 2012, by and among the Company, certain of its subsidiaries party thereto, and Parent.

“GAAP” shall mean generally accepted accounting principles as applied in the United States.

“Governmental Entity” shall mean any United States or foreign governmental authority, including any supranational, national, federal, territorial, state, commonwealth, province, territory, county, municipal, district, local governmental jurisdiction of any nature or any other governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental department, division, agency, bureau, office, branch, court, arbitrator, commission, tribunal, or other governmental instrumentality and any national or international stock exchange such as NASDAQ) or any political or other subdivision or part of any of the foregoing or independent system operator or regional transmission organization.

“Hazardous Materials” shall mean (i) all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including any petroleum products, derivatives or byproducts, radioactive materials, asbestos or asbestos-containing material, radon gas, urea formaldehyde foam insulation, infectious or medical wastes, toxic mold or polychlorinated biphenyls and (ii) all other chemicals, substances, wastes or materials that are considered or deemed to be, or regulated as, hazardous, toxic, infectious or dangerous under applicable Law or for which liability or standards of conduct may be imposed pursuant to any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rule sand regulations promulgated thereunder.

“Insolvency Event” shall mean, with respect to any Person, the occurrence of any of the following: (a) such Person shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, Sections 101 et. seq. (the “Bankruptcy Code”) or any other federal, state or foreign bankruptcy, insolvency, liquidation or similar Law, (ii) consent to the institution of, or fail to contravene in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for such Person or for a substantial part of its property or assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or (b) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (A) relief in respect of such Person or of a substantial part of the property or assets of such Person, under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Law, (B) the appointment of a receiver, trustee, custodian, sequestrator or similar official for such Person or for a substantial part of the property of such Person, or (C) the winding-up or liquidation of such Person; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect 30 days.

“Intellectual Property” shall mean any and all of the following in any jurisdiction throughout the world: (i) all inventions (whether or not patentable or reduced to practice), all improvements thereto, all patents and industrial designs (including utility model rights, design rights and industrial property rights), patent and industrial design applications, patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations in connection therewith; (ii) all trademarks, service marks, designs, trade dress, logos, slogans, trade names, business names, corporate names, Internet domain names and all other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals in connection therewith and all goodwill associated with any of the foregoing; (iii) all works of authorship (whether or not copyrightable), copyrights and all applications, registrations and renewals in connection therewith and all database rights and moral rights; (iv) all trade secrets, know-how, technologies, processes, techniques, protocols, methods, formulae, data, algorithms, compositions, industrial models, architectures, layouts, designs, drawings, plans, specifications, methodologies, ideas, research and development and confidential or proprietary information (including technical data, customer and supplier lists, pricing and cost information, competitive intelligence and business and marketing plans and proposals); (v) all software (including source code, executable code, systems, networks, tools, applications, data, databases, firmware and related documentation) (“Software”); (vi) rights of publicity and rights of privacy; (vii) all other proprietary and intellectual property rights; and (viii) all copies and tangible embodiments or descriptions of any of the foregoing (in whatever form or medium).

“Knowledge” of any Party, when used with respect to such Party, shall mean (i) in the case of the Company, the actual knowledge of any of George Hunt, David Mathieson, Steve Moffitt, Matthew Smith, Arthur Vos and R. Blake Young, in each case after due and reasonable inquiry (or in the absence of reasonable inquiry, such knowledge as such officer or employee would have after such inquiry), and (ii) in the case of Parent, Merger Sub or any other member of the Parent Group, the actual knowledge of any of Brian Schwartz, Fraser Preston and Joseph Zulli, in each case after due and reasonable inquiry (or in the absence of reasonable inquiry, such knowledge as such officer or employee would have after such inquiry).

“Law” shall mean any Order or any federal, state, local, foreign or international law, statute, treaty, convention or ordinance, common law, or any rule, regulation, resolution, standard, code, requirement, ordinance, edict, decree, directive, requirement, policy, license or permit issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Leased Real Property” shall mean all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Company Subsidiary.

“Leasehold Improvements” means all buildings, structures, improvements and fixtures located on any Leased Real Property which are owned by the Company or any Company Subsidiary, regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other third party upon the expiration or termination of the Lease for such Leased Real Property.

“Leases” shall mean all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any Company Subsidiary holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Company Subsidiary thereunder.

“Lien” shall mean any mortgage, pledge, security interest, restriction, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“NASDAQ” shall mean the NASDAQ Stock Market.

“NDA” shall mean that certain Non-Disclosure Agreement, dated as of November 15, 2011, by and between the Company and H.I.G. Middle Market, LLC.

“Open Source Software” means any Software that is licensed pursuant to a license that is, or is substantially similar to, a license listed at http://www.opensource.org/licenses or any other “open source” or “copyleft” license (including GNU GPL, GNU LGPL, GNU Affero GPL, and MPL).

“Order” shall mean any order, judgment, writ, stipulation, settlement, award, injunction, decree, arbitration award or finding of any Governmental Entity.

“Owned Real Property” shall mean all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems; fire protection, security and surveillance systems; telecommunications, computer, wiring and cable installations; utility installations; water distribution systems; and landscaping, and all easements and other rights and interests appurtenant thereto, owned by the Company or any Company Subsidiary.

“Parent Group” shall mean, collectively, Parent and its Subsidiaries, directors, officers, employees, general or limited partners, managers, members, equityholders and Affiliates.

“Parent Material Adverse Effect” shall mean any change, event, circumstance or occurrence that, individually or taken together with other changes, events, circumstances or occurrences, would prevent or materially delay the consummation of the transactions contemplated hereby (including the Offer or the Merger) or otherwise prevent or materially delay either of Parent or Merger Sub from performing its obligations under this Agreement on a timely basis.

“Permitted Encumbrances” shall mean, with respect to each Owned Real Property and Leasehold Improvements (as the case may be): (i) real estate taxes, assessments and other governmental levies, fees or charges imposed with respect to such real property which are not due and payable as of the Closing Date, or which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP or other applicable legal and accounting requirements, (ii) mechanics liens and similar liens for labor, materials or supplies provided with respect to such real property incurred in the ordinary course of business for amounts which are not due and payable, (iii) zoning, building codes and other land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business thereon, and (iv) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such real property which do not or would not materially impair the use or occupancy of such real property in the operation of the business conducted thereon.

“Permits” shall mean all permits, licenses, franchises, approvals, registrations, qualifications, rights, variances, certificates, certifications, consents, authorizations, approvals and Orders of or from, or filings with, any Governmental Entities.

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“Products” shall mean any Software, either complete or under development, that is currently, is currently proposed to be or was historically (within the last three (3) years) (i) marketed, sold, licensed, distributed, made available, hosted or maintained by the Company or any Company Subsidiary to or for any customers or (ii) used by the Company or any Company Subsidiary to provide services to any customers.

“Representatives” shall mean, with respect to any Person, such Person’s Subsidiaries and its and their respective directors, officers, employees, members, partners, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required Antitrust Approvals” shall mean any required filings, consents, approvals and actions required to be made or obtained or advance ruling certificate or no-action letter required to obtain an exemption from such filings, consents, approvals or actions pursuant to (i) the HSR Act and (ii) any other Antitrust Law (whether foreign or domestic) in order to consummate the transactions contemplated by this Agreement, including those countries listed on Section 1.1 of the Company Disclosure Schedule.

“Sarbanes-Oxley Act” shall mean the United States Sarbanes-Oxley Act of 2002.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” or “Subsidiaries” of any Person shall mean (i) any corporation of which a majority of the Equity Interests entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned, directly or indirectly, by such Person and (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which such Person is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner or the managing member.

“Tax Returns” shall mean any report, filing, election or return (including any information return) or statement required to be filed with any Governmental Entity with respect to Taxes, including any schedules, attachments or amendments thereto.

“Tax” or “Taxes” shall mean, (i) with respect to any Person, any and all United States federal, state or local or non-United States taxes, assessments, charges, duties, levies or other governmental charges, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, escheat, alternative minimum, environmental, customs, social security, unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, levies or other governmental charges, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest, and (ii) any obligation or liability with respect to item described in clause (i) arising as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, under any agreements or arrangements with any other Person, or as transferee or successor.

“Third Party” shall mean any Person or group other than the Company, the Company Subsidiaries, the Parent Group or any Person in the Parent Group.

“Treasury Regulations” shall mean regulations promulgated by the United States Department of the Treasury under the Code.

Section 1.2 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Action”	Section 5.17
“Acceleration Time”	Section 4.5(a)
“Acceptable Confidentiality Agreement”	Section 7.5(d)(i)
“Acceptance Time”	Section 2.4(a)
“Acquisition Proposal”	Section 7.5(d)(i)
“Agreement”	Preamble
“Appraisal Shares”	Section 4.3
“Bankruptcy Code”	Section 1.1
“Bankruptcy Exception”	Section 5.2(a)
“Board Appointment Date”	Section 2.4(a)
“Certificate of Merger”	Section 3.3
“Certificates”	Section 4.2(b)
“Closing”	Section 3.2
“Closing Date”	Section 3.2
“Company”	Preamble
“Company Adverse Recommendation Change”	Section 7.5(e)(vii)
“Company Assets”	Section 5.11

“Company Board”	Recitals
“Company Board Recommendation”	Section 2.2(a)(iv)
“Company Common Stock”	Recitals
“Company Damages”	Section 9.1(d)(ii)
“Company Disclosing Party”	Section 1.1
“Company Disclosure Documents”	Section 5.25(a)
“Company Disclosure Schedule”	Section 10.5
“Company Financial Advisor”	Section 5.27
“Company Financial Statements”	Section 5.5(b)
“Company Intellectual Property”	Section 5.13(b)
“Company Material Contract”	Section 5.10(b)
“Company Plan”	Section 5.8(a)
“Company Preferred Stock”	Section 4.1(d)
“Company Real Property”	Section 5.14(d)
“Company Representatives”	Section 7.4(a)
“Company SEC Filings”	Section 5.5(a)
“Company Stockholders”	Recitals
“Company Stockholders’ Meeting”	Section 7.2(a)
“Company Subsidiary”	Section 5.1
“Compensation Committee”	Section 5.28
“Continuing Directors”	Section 2.4(a)
“Determination Notice”	Section 7.5(f)(iii)
“DGCL”	Recitals
“Effective Time”	Section 3.3
“Employment Compensation Arrangement”	Section 5.28
“End Date”	Section 9.1(b)(i)
“ERISA”	Section 5.8(a)
“ERISA Affiliate”	Section 5.8(a)
“Exchange Fund”	Section 4.2(a)
“Exclusively Owned IP”	Section 5.13(b)
“Expiration Date”	Section 2.1(b)
“Fairness Opinion”	Section 5.27
“FCPA”	Section 5.12
“Go-Shop Period”	Section 7.5(a)
“HSR Act”	Section 5.2(b)
“Indemnified Parties”	Section 7.11(a)
“Independent Directors”	Section 2.4(b)
“Initial Period”	Section 9.1(c)(i)
“Information Statement”	Section 7.2(e)
“Inquiry”	Section 7.5(a)
“Interim Financial Statements”	Section 7.4(b)
“Interim Period”	Section 7.1(a)
“Investments”	Section 5.4(e)
“IRS”	Section 5.8(b)
“Jointly-Owned IP”	Section 5.13(a)
“Merger”	Recitals

“Merger Consideration”	Section 4.1(a)
“Merger Sub”	Preamble
“Minimum Condition”	Section 2.1(b)
“No-Shop Period Start Date”	Section 7.5(b)
“Notice Period”	Section 7.5(f)(iii)
“Offer”	Recitals
“Offer Conditions”	Section 2.1(b)
“Offer Documents”	Section 2.1(g)
“Offer Price”	Recitals
“Offer Termination”	Section 2.1(h)
“Offer Termination Date”	Section 2.1(h)
“Offer to Purchase”	Section 2.1(g)
“Parent”	Preamble
“Parent Expenses”	Section 9.4(c)
“Parent Representatives”	Section 7.4(a)
“Parent Stockholders Consent”	Section 7.2(e)
“Parent Termination Fee”	Section 9.1(d)(iii)
“Party”	Preamble
“Paying Agent”	Section 4.2(a)
“Proxy Statement”	Section 7.2(b)
“Recent SEC Reports”	Article V
“Schedule TO”	Section 2.1(g)
“Schedule 14D-9”	Section 2.2(b)
“Short-Form Threshold”	Section 7.3
“Superior Proposal”	Section 7.5(d)(ii)
“Surviving Corporation”	Section 3.1
“Tail Period”	Section 7.11(b)
“Takeover Provisions”	Section 2.2(a)(iii)
“Top-Up Closing”	Section 2.3(c)
“Top-Up Consideration”	Section 2.3(b)
“Top-Up Option”	Section 2.3(a)
“Top-Up Shares”	Section 2.3(a)
“Transaction Litigation”	Section 7.7
“Triggering Event”	Section 9.1(d)(ii)
“WARN Act”	Section 5.9

Section 1.3 Interpretation. In this Agreement, unless otherwise expressly specified, the following rules of interpretation apply:

(i) references to Sections, Schedules, Annexes, Exhibits, Clauses and Parties are references to sections or sub-sections, schedules, annexes, exhibits and clauses of, and parties to, this Agreement;

(ii) references to any Person include references to such Person’s successors and permitted assigns;

(iii) words importing the singular include the plural and vice versa;

(iv) words importing one gender include the other gender;

(v) whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”;

(vi) the word “will” shall be construed to have the same meaning and effect of the word “shall”;

(vii) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”;

(viii) the word “or” when used in this Agreement is not exclusive;

(ix) any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein and (in the case of statutes) the rules and regulations promulgated thereunder;

(x) references to “$” or “dollars” refer to U.S. dollars;

(xi) a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place where it is defined;

(xii) the phrase “made available,” when used in reference to anything made available to Parent, Merger Sub or their respective Representatives, shall mean materials uploaded to and made available to Parent, Merger Sub and their Representatives in the on-line data room hosted on behalf of the Company in the on-line workspace captioned “Comverge Data Room” at least two (2) days prior to the date of this Agreement; and

(xiii) the table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

THE OFFER

Section 2.1 The Offer.

(a) Commencement of the Offer. Provided that this Agreement shall not have been terminated pursuant to Section 9.1 or Section 9.2, no earlier than the tenth (10th) Business Day or later than the twentieth (20th) Business Day after the date hereof, Parent shall cause

Merger Sub to, and Merger Sub shall, commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer to purchase all of the shares of Company Common Stock at a price per share equal to the Offer Price (as adjusted as provided in Section 2.1(c), if applicable).

(b) Terms and Conditions of the Offer. The obligation of Merger Sub to, and of Parent to cause Merger Sub to, upon expiration of the Offer, accept for payment and to pay for (after giving effect to any required withholding or stock transfer Tax) any shares of Company Common Stock tendered in the Offer and not withdrawn shall be subject only to: (i) the condition that, prior to the then scheduled expiration date of the Offer (as it may be extended from time to time pursuant to Section 2.1(d), the “Expiration Date”), there be validly tendered in accordance with the terms of the Offer and not withdrawn a number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent and Merger Sub at the time of the exercise of the Top-Up Option constitutes one share more than fifty percent (50%) of the sum of (x) the number of shares of Company Common Stock outstanding immediately prior to issuance of all shares of Company Common Stock subject to the Top-Up Option plus (y) all shares of Company Common Stock which the Company may be required to issue on or prior to the Closing as a result of the vesting (including vesting solely as a result of the consummation of the Offer), conversion or exercise of Company Stock Options, if and only if such securities would be convertible prior to the Closing because their respective conversion or exercise prices are greater than the Offer Price and the other terms and conditions thereof are otherwise satisfied (the “Minimum Condition”); and (ii) the other conditions set forth in Annex A hereto. The Minimum Condition and the conditions to the Offer set forth in Annex A hereto (the “Offer Conditions”) are for the sole benefit of Parent and Merger Sub and each of the Offer Conditions other than the Minimum Condition may be waived by Parent and Merger Sub, in whole or in part, at any time and from time to time, in their sole discretion, in each case subject to the terms and conditions of this Agreement and the applicable rules and regulations of the SEC. Parent and Merger Sub expressly reserve the right to increase the Offer Price or to waive or make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise provided in this Agreement or previously approved by the Company in writing, neither Parent nor Merger Sub may make any change to the terms or conditions of the Offer that (i) decreases the Offer Price or changes the form of consideration to be paid in the Offer, (ii) amends or waives the Minimum Condition, (iii) except as provided in Section 2.1(d), makes any change in the Offer that would require an extension or delay of the then-current Expiration Date, (iv) reduces the number or percentage of shares of Company Common Stock sought to be purchased in the Offer, (v) imposes conditions to the Offer in addition to the conditions to the Offer set forth in Annex A hereto, (v) modifies or amends the Offer Conditions (other than to waive such Offer Conditions, except for the Minimum Condition) in a manner materially adverse to the holders of shares of Common Stock in their capacities as holders of shares of Common Stock or (vi) modifies or amends any other term of this Offer in any manner materially adverse to the holders of shares of Common Stock in their capacities as holders of shares of Common Stock.

(c) Adjustments to Offer Price. The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to Merger Sub’s acceptance for payment of, and payment for, shares of Company Common Stock tendered in the Offer; provided that nothing in this Section 2.1(c) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(d) Expiration and Extension of the Offer.

(i) Subject to the terms and conditions of this Agreement and the Offer, the Offer shall initially be scheduled to expire at midnight, New York Time, on the twentieth (20th) Business Day (for this purpose calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act) after the date the Offer is commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act).

(ii) Notwithstanding anything to the contrary in the foregoing clause (i) of this Section 2.1(d) or elsewhere in this Agreement:

(A) Merger Sub shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or the NASDAQ that is applicable to the Offer;

(B) in the event that any of the facts, events or circumstances described in the conditions to the Offer set forth on Annex A hereto shall have occurred and be continuing as of any then scheduled Expiration Date of the Offer, then Merger Sub may (and without the consent of the Company or any other Person), extend the Offer for successive extension periods of up to ten (10) Business Days each (or such other period as shall be approved by the Company) as Merger Sub may deem reasonably necessary; and

(C) in the event the Company has extended the Go-Shop Period by the Go-Shop Extension pursuant to Section 7.5(a), then Merger Sub shall (and without the consent of the Company or any other Person), extend the Offer for the length of the Go-Shop Extension (or for such longer period as Merger Sub may deem reasonably necessary).

(iii) Notwithstanding anything to the contrary in the foregoing clauses (i) and (ii) of this Section 2.1(d) or elsewhere in this Agreement, in no event shall Merger Sub be required to extend the Offer beyond the End Date.

(iv) Nothing in this Section 2.1(d) shall be deemed to impair, limit or otherwise restrict in any manner the right of Parent to terminate this Agreement pursuant to Section 9.1 or Section 9.2; provided, however, that neither Parent nor Merger Sub shall terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company except in the event that this Agreement is terminated pursuant to Section 9.1 or Section 9.2.

(v) In the event Merger Sub does not acquire a sufficient number of shares of Common Stock to enable a Short-Form Merger to occur pursuant to Section 7.3 hereof, Merger Sub may, in its discretion (and without the consent of the Company or any other Person), elect to provide for a subsequent offering period (and one or more extensions thereof) in accordance with Section 2.1(f).

(e) Payment for Tendered Shares; Funds. Subject to the terms and conditions set forth in this Agreement and the Offer, Merger Sub shall accept for payment and pay for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as promptly as reasonably practicable after the applicable Expiration Date and in any event in compliance with Rule 14e-1(c) promulgated under the Exchange Act. The Offer Price payable in respect of each share of Company Common Stock validly tendered and not withdrawn pursuant to the Offer or any subsequent offering period contemplated by Section 2.1(f) shall be paid net to the holder thereof in cash, subject to reduction for any Taxes required to be withheld or deducted therefrom. To the extent any such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made. Parent shall provide, or cause to be provided to Merger Sub, on a timely basis, the funds necessary to pay for any shares of Company Common Stock that Merger Sub accepts or is obligated to accept for payment pursuant to the Offer.

(f) Subsequent Offering Period. In the event Merger Sub does not acquire a sufficient number of shares of Common Stock to enable a Short-Form Merger to occur pursuant to Section 7.3 hereof, Merger Sub may, and the Offer Documents may reserve the right of Merger Sub to, extend the Offer for a subsequent offering period (within the meaning of Rule 14d-11 promulgated under the Exchange Act) in compliance with Rule 14d-11 promulgated under the Exchange Act and all other provisions of applicable securities laws of not less than three (3) nor more than twenty (20) Business Days (for this purpose calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act) immediately following the expiration of the Offer. Subject to the terms and conditions set forth in this Agreement and the Offer, Parent shall cause Merger Sub to, and Merger Sub shall, accept for payment and pay for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as so extended by such subsequent offering period as promptly as reasonably practicable after any such shares of Company Common Stock are tendered during such subsequent offering period and in any event in compliance with Rule 14e-1(c) promulgated under the Exchange Act. In no event shall the Offer be extended to a date later than the End Date.

(g) Schedule TO; Offer Documents. As soon as practicable on the date the Offer is commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act), Parent and Merger Sub shall: (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”), which shall contain as an exhibit or incorporate by reference an offer to purchase (the “Offer to Purchase”) and forms of the related letter of transmittal, a summary advertisement, if any, in respect of the Offer, and such other ancillary documents and instruments to which the Offer will be made or which are required to be filed in connection with the filing of the Schedule TO (collectively, together with any supplements or amendments thereto, the “Offer Documents”); and (ii) cause the Offer Documents to be disseminated to the Company Stockholders. The Company shall promptly furnish to Parent and Merger Sub in writing all information concerning the Company that may be required by applicable securities Laws or reasonably requested by Parent or Merger Sub for inclusion in the Schedule TO and the Offer Documents. The Company hereby consents to the inclusion in the Offer Documents of all required information relating to (A) the recommendation of the Company Board (B) to the extent required by applicable law or regulation, the financial advisors to the Company and the Company Board (including the amount of fees and other consideration that such financial advisors will receive upon consummation of or as a result of the Offer and the Merger, and the conditions therefor), (C) the opinion of Houlihan Lokey, Inc. referred to in Section 5.27, and (D) the information that formed the basis for rendering such opinion, subject to the approval of the form of such disclosure by Houlihan Lokey, Inc. (which approval the Company shall use its best efforts to obtain). Parent and Merger Sub shall use reasonable efforts to cause the Schedule TO and the Offer Documents to comply in all material respects with the Exchange Act and all other applicable Laws. Parent and Merger Sub hereby further agree that the Offer Documents, when filed with the SEC and on the date first published, sent or given to the Company Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company for inclusion or incorporation by reference in the Offer Documents. The Company hereby agrees that the information provided by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Merger Sub shall take all steps necessary to cause the Offer Documents, as so corrected, to be filed with the SEC and the other Offer Documents, as so corrected, to be disseminated to the Company Stockholders, in each case as and to the extent required by applicable Laws. Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review the Schedule TO and the Offer Documents (including any supplement or amendment thereto) prior to the filing thereof with the SEC and mailing thereof. Parent and Merger Sub shall provide to the Company and its counsel any and all written comments that Parent, Merger Sub or their counsel may receive in writing from the SEC or its staff with respect to the Schedule TO and the Offer Documents promptly after receipt thereof, and Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review any written response to any such written comments of the SEC or its staff.

(h) Termination of the Offer. If at any then-scheduled expiration of the Offer, (i) any Offer Condition shall not have been satisfied or waived and (ii) no further extensions or re-extensions of the Offer are required pursuant to Section 2.1(d), Merger Sub may terminate the Offer, and if this Agreement is terminated pursuant to Section 9.1, then Merger Sub shall promptly (and, in any event, within two (2) business days of such termination), irrevocably and unconditionally terminate the Offer. The termination of the Offer pursuant to clause (i) of the immediately preceding sentence is referred to this Agreement as the “Offer Termination”, and the date on which the Offer Termination occurs is referred to in this Agreement as the “Offer Termination Date”. If the Offer is terminated or withdrawn by Merger Sub, or this Agreement is terminated in accordance with Section 9.1, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered shares of Company Common Stock to the registered holders thereof to the extent required by the terms of the Offer.

Section 2.2 Company Actions.

(a) Company Determinations, Approvals and Recommendations. The Company hereby consents to, approves and adopts the Offer and represents and warrants to Parent and Merger Sub that, at a meeting duly called and held prior to the date hereof, the Company Board has properly, based upon the Strategy Committee Recommendation and upon the terms and subject to the conditions set forth herein:

(i) unanimously (other than for director abstentions for conflicts of interest) determined that this Agreement and the transactions contemplated hereby on the terms and subject to the conditions set forth in this Agreement are fair to and in the best interests of the Company and the holders of the Company Common Stock;

(ii) unanimously (other than for director abstentions for conflicts of interest) authorized, adopted, approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, on the terms and subject to the conditions set forth herein and in accordance with the requirements of the DGCL;

(iii) unanimously (other than for director abstentions for conflicts of interest) adopted a resolution for the purpose of causing any “moratorium”, “control share acquisition”, “fair price”, “interested shareholder”, “affiliate transaction”, “business combination” or other antitakeover Laws, including Section 203 of the DGCL, or other similar Law that might otherwise apply to the Offer, the Merger or any of the other transactions contemplated hereby, and any restrictive provision in the Company Certificate of Incorporation, the Company By-laws or comparable organizational documents of any Company Subsidiary (collectively, “Takeover Provisions”), not to apply or to have been satisfied with respect to (x) Parent, Merger Sub or any other Subsidiary of Parent with respect to the transactions contemplated by this Agreement, and (y) the Offer, the Merger, or any other transaction contemplated by this Agreement; and

(iv) unanimously (other than for director abstentions for conflicts of interest) resolved to recommend that the holders of Company Common Stock (including the Support Shares) accept the Offer, tender their shares of Company Common Stock to Merger Sub pursuant to the Offer and, if required by the DGCL, approve this Agreement and the transactions contemplated hereby, including the Offer and the Merger (the “Company Board Recommendation”), which recommendation constitutes an irrevocable recommendation of the Company Board for purposes of any Takeover Provision; provided, however, that such recommendation was made subject to the understanding that it may be withheld, withdrawn, amended or modified in compliance (but only in compliance) with the terms of Section 7.5(f).

The Company hereby consents to the inclusion of the foregoing determinations, approvals and recommendations in the Offer Documents.

(b) Schedule 14D-9. On the date that Parent and Merger Sub file the Offer Documents pursuant to Section 2.1(g), the Company shall (i) file with the SEC and any other applicable Governmental Entity a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”), and (ii) cause the Schedule 14D-9 to be mailed to the Company Stockholders with the mailing of the Offer Documents to the Company Stockholders. Subject to the provisions of Section 7.5(f), the Schedule 14D-9 shall include a description of the determinations, approvals and recommendations of the Company Board set forth in Section 2.2(a), including the Company Board Recommendation. The Company shall also include in the Schedule 14D-9, and represents that it has obtained all necessary consents of Houlihan Lokey, Inc. to permit the Company to include in the Schedule 14D-9, in its entirety, the Fairness Opinion, together with a summary thereof and the analyses provided to the Company Board in connection therewith. Each of Parent and Merger Sub shall promptly furnish to the Company upon request all information concerning Parent and Merger Sub that may be required by applicable securities Laws or reasonably requested by the Company for inclusion in the Schedule 14D-9. The Company shall use reasonable best efforts to cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and all other applicable securities laws. Parent and Purchaser hereby further agree that the Schedule 14D-9, when filed with the SEC and on the date first published, sent or given to the holders of Company Common Stock, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Sub with respect to information supplied by the Company for inclusion or incorporation by reference in the Schedule 14D-9. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and any other applicable Governmental Entity and disseminated to the Company Stockholders, in each case as and to the extent required by applicable Laws. The Company shall provide Parent, Merger Sub and their counsel reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendments or supplements thereto) to the filing thereof with the SEC and mailing thereof. The Company shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Schedule 14D-9, and the Company shall provide Parent and Merger Sub and their counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff. The Company shall provide in writing to Parent, Merger Sub and their counsel any written or oral comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly upon receipt thereof, and the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff.

(c) Company Information. In connection with the Offer, the Company shall, or shall cause its transfer agent to, promptly furnish Parent at Parent’s cost and expense with such information as Parent or its Representatives may reasonably request in order to disseminate and otherwise communicate the Offer to the record and beneficial holders of Company Common Stock, including a list, as of the most recent practicable date, of the Company Stockholders, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of Company Common Stock, and lists of security positions of Company Common Stock held in stock depositories (including updated lists of stockholders, mailing labels, listings or files of securities positions). Subject to any and all applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and Merger Sub shall (and shall cause their respective officers, directors, agents, representatives, employees, attorneys, accountants and other advisors to):

(i) use such information only in connection with the Offer and the Merger; and

(ii) if (A) this Agreement shall be terminated pursuant to Section 9.1 hereof and/or (B) Parent and Merger Sub shall irrevocably withdraw the Offer, upon the Company’s request, deliver to the Company or destroy (and shall use their respective reasonable efforts to cause their agents to deliver to the Company or destroy) any and all copies and any extracts or summaries from such information then in their possession or control and provide written certification by authorized officers of Parent and Merger Sub of such delivery or destruction.

Section 2.3 Top-Up Option.

(a) Top-Up Option. The Company hereby grants to Parent and Merger Sub an irrevocable option (the “Top-Up Option”), exercisable only on the terms and conditions set forth in this Section 2.3, to purchase from the Company up to the number of newly issued, fully paid and nonassessable shares of Company Common Stock (the “Top-Up Shares”) equal to the lesser of (i) the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent and Merger Sub at the time of exercise of the Top-Up Option, constitutes one share more than ninety percent (90%) of the sum of (x) the number of shares of Company Common Stock outstanding immediately after the issuance of all shares of Company Common Stock subject to the Top-Up Option plus (y) all shares of Company Common Stock which the Company may be required to issue on or prior to the Closing as a result of the vesting (including vesting solely as a result of the consummation of the Offer), conversion or exercise of Company Stock Options and other derivative securities, including warrants, options, convertible or exchangeable securities or other rights to acquire Company Common Stock, regardless of the conversion or exercise price or other terms and conditions thereof, or (ii) the aggregate number of shares of Company Common Stock that the Company is authorized to issue under the Company Articles of Incorporation but that are not issued and outstanding (and are not subscribed for or committed to be issued) at the time of exercise of the Top-Up Option.

(b) Exercise and Payment. The Top-Up Option may be exercised by Parent or Merger Sub, in whole or in part, at any time after the Acceptance Time and prior to the Effective Time; provided, however, that the Top-Up Option shall terminate upon the earlier (i) the termination of this Agreement in accordance with Section 9.1 or Section 9.2, (ii) the End Date or (iii) the Effective Time; provided, further, that the obligation of the Company to deliver the Top-Up Shares upon the exercise of the Top-Up Option is subject to the conditions that (i) no provision of any applicable Law shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise, (ii) the Minimum Condition has been satisfied, (iii) immediately after the exercise of the Top-Up Option and issuance of the Top-Up Shares, the number of shares of Common Stock owned, directly or indirectly, by Parent or Merger Sub constitutes one share more than 90% of the number of shares of Common Stock that will be issued and outstanding immediately after the exercise of the Top-Up Option (including all shares of Common Stock that the Company may be required to issue within ten (10) Business Days after the issuance of the Top-Up Shares upon the vesting (including vesting solely as a result of the consummation of the Offer), conversion or exercise of Company Stock Options, and (iv) Merger Sub has accepted for payment and deposited or caused to be deposited with the Paying Agent cash sufficient to pay the Offer Price for all accepted shares of Common Stock. The aggregate purchase price payable for the Top-Up Shares by Parent or Merger Sub pursuant to the Top-Up Option shall be determined by multiplying the number of such Top-Up Shares by the Offer Price (the “Top-Up Consideration”). The Top-Up Consideration may be paid by Parent or Merger Sub, at its election, either entirely in cash or by paying in cash an amount equal to not less than the aggregate par value of such shares and by executing and delivering to the Company a promissory note having a principal amount equal to the balance of the Top-Up Consideration. Any such promissory note shall be on the following terms and in a form as provided by Parent and Merger Sub reflecting such terms and no other material terms: (i) the principal amount and accrued interest under the promissory note shall be due and payable on the one-year anniversary of the issue date of the promissory note, (ii) the unpaid principal amount of the promissory note will accrue simple interest at the per annum rate of three percent (3.0%), (iii) the promissory note may be prepaid in whole or in part at any time and from time to time prior to the maturity date, without premium or penalty or prior notice, and (iv) the unpaid principal amount and accrued interest under the promissory note shall immediately become due and payable in the event that (x) Parent or Merger Sub fails to make any payment of interest on the promissory note as provided therein and such failure continues for a period of thirty (30) days or (y) Parent or Merger Sub files or has filed against it any petition under any bankruptcy or insolvency law or makes a general assignment for the benefit of creditors.

(c) Top-Up Closing. In the event Parent or Merger Sub wishes to exercise the Top-Up Option, Parent or Merger Sub shall deliver to the Company a notice setting forth (i) the number of shares of Company Common Stock that Parent or Merger Sub intends to purchase pursuant to the Top-Up Option and (ii) the place and time at which the closing of the purchase of such shares of Company Common Stock by Parent or Merger Sub is to take place (the “Top-Up Closing”). At the Top-Up Closing, Parent or Merger Sub shall cause to be delivered to the Company the Top-Up Consideration and the Company shall cause to be issued to Parent or Merger Sub (as the case may be) a certificate representing the Top-Up Shares.

(d) Exemption From Registration. Parent and Merger Sub acknowledge that the Top-Up Shares that Parent or Merger Sub (as the case may be) may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act, and will be issued in reliance upon an applicable exemption from registration under the Securities Act. Each of Parent and Merger Sub hereby represents and warrants to the Company that Parent or Merger Sub (as the case may be) will be, upon the purchase of the Top-Up Shares, an “accredited investor” (as defined in Rule 501 of Regulation D under the Securities Act).

(e) No Effect on Appraisal Rights. Parent, Merger Sub and the Company acknowledge and agree that neither any dilutive impact on the value of the shares of Company Common Stock as a result of the issuance of the Top-Up Shares nor any effect of any promissory note delivered by Parent or Merger Sub to the Company as the Top-Up Consideration shall be taken into account in any determination of the fair value of any Appraisal Shares pursuant to Section 262 of the DGCL as contemplated by Section 4.3, and to the fullest extent permitted by applicable Law, the Surviving Corporation shall not assert that the Top-Up Option, the Top-Up Shares or any cash or promissory note delivered to the Company as payment for any Top-Up Shares should be considered in connection with the determination of the fair value of the Appraisal Shares in accordance with Section 262(h) of the DGCL.

Section 2.4 Company Board of Directors and Committees.

(a) Composition of Company Board and Board Committees. Effective upon the initial acceptance for payment by Merger Sub of shares of all of the Company Common Stock properly tendered pursuant to the Offer (the “Acceptance Time,” the use of which term herein shall not, unless the context otherwise requires, depend upon whether Parent shall exercise its rights under this Section 2.4(a)) and from time to time thereafter, Parent shall be entitled to designate such number of members of the Company Board as will give Parent, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, representation equal to at least that number of directors on the Company Board equal to the product (rounded up to the next whole number) obtained by multiplying (x) the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this Section 2.4) and (y) a fraction, the numerator of which is the number of shares of Company Common Stock held by Parent and Merger Sub (giving effect to the shares of Company Common Stock accepted for payment or purchased pursuant to the Offer and, if the Top-Up Option is exercised, the shares of Company Common Stock purchased upon the exercise of the Top-Up Option), and the denominator of which is the total number of then outstanding shares of Company Common Stock (not determined on a diluted basis). Subject to applicable Law, the Company shall take all action requested by Parent necessary to effect any election or appointment pursuant to this Section 2.4, including (at the election of Parent) (x) subject to the Company Certificate of Incorporation, increasing the size of the Company Board, and (y) obtaining the resignation (or accepting any previously delivered resignation) of such number of its incumbent directors as is, in each case, necessary to enable such designees to be so elected or appointed to the Company Board in compliance with applicable Law (including, to the extent applicable prior to the Effective Time, Rule 10A-3 under the Exchange Act) (the date on which the majority of the Company’s directors are designees of Parent that have been effectively elected or appointed to the Company Board in accordance herewith, the “Board Appointment Date”). The Company shall use its reasonable best efforts to cause the Board Appointment Date to be the same day as the Acceptance Time. From time to time after the Acceptance Time, the Company shall take all action necessary to cause the individuals so designated by Parent to constitute substantially the same percentage (rounding up where appropriate) as is on the Company Board on each committee of the Company Board to the fullest extent permitted by all applicable Laws and the rules of the NASDAQ and the Company shall take all action requested by Parent necessary to effect any such election or appointment. Upon request by Parent prior to the Offer Closing, the Company shall obtain irrevocable resignations of each director on the Company Board, which resignations will each be contingent solely upon the consummation of the Offer and the Company’s acceptance of such resignation, and the Company shall provide to Parent complete and correct copies of such resignations promptly following the request therefor. Solely for purposes of this Section 2.4, any and all members of the Company Board immediately prior to such appointments by Parent who remain on the Company Board after such appointments by Parent shall be referred to as “Continuing Directors”.

(b) Continued Listing. In the event that Parent’s designees are elected or appointed to the Company Board pursuant to Section 2.4(a), until the Effective Time, the Company Board shall have at least such number of directors as may be required by the rules of NASDAQ or the federal securities Laws who are considered independent directors within the meaning of such Laws (“Independent Directors”); provided, however, that after the Acceptance Time, the Company shall, upon Parent’s request, take all action necessary to elect to be treated as a “controlled company” pursuant to Rule 5615(c) of the NASDAQ rules and make all necessary filings and disclosures associated with such status; provided, further, that in the event the number of Independent Directors shall be reduced below the number of directors as may be required by such Laws for any reason whatsoever, the remaining Independent Director(s) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no other Independent Director then remains, the other directors shall designate such number of directors as may be required by the rules of NASDAQ or the federal securities Laws, to fill such vacancies who shall not be stockholders or Affiliates of Parent or Merger Sub, and such Persons shall be deemed to be Independent Directors for purposes of this Agreement.

(c) Section 14(f) of the Exchange Act. The Company’s obligation to appoint Parent’s designees to the Company Board pursuant to Section 2.4(a) hereof shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all action required pursuant to this Section 2.4 and Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 2.4, and shall include in the Schedule 14D-9 such information with respect to the Company and its directors and officers as is required under such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 2.4. Parent shall provide to the Company in writing, and be responsible for any information with respect to itself and its nominees, directors, officers and Affiliates, required by such Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

(d) Required Approvals of Continuing Directors. In the event that Parent’s designees are elected or appointed to the Company Board prior to the Effective Time pursuant to Section 2.4(a) and there shall be any Continuing Directors, the approval of a majority of such Continuing Directors (or the sole Continuing Director if there shall be only one (1) Continuing Director) shall be required in order to, prior to the Effective Time, (i) amend or terminate this Agreement, or agree or consent to any amendment or termination of this Agreement, in any case on behalf of the Company, (ii) extend the time for performance of, or waive, any of the obligations or other acts of Parent or Merger Sub under this Agreement, (iii) waive any of the Company’s rights under this Agreement, or (iv) make any other determination with respect to any action to be taken or not to be taken by or on behalf of the Company relating to this Agreement or the transactions contemplated hereby, including the Offer and the Merger.

(e) Non-Exclusive Rights as Stockholder. The rights of Parent pursuant to this Section 2.4 are in addition to, and shall not limit, any right that Parent, Merger Sub or any Affiliate of Parent or Merger Sub may have (with respect to the election of directors or otherwise) under applicable Law, the Company Certificate of Incorporation or otherwise as a holder or beneficial owner of shares of Company Common Stock.

ARTICLE III

THE MERGER

Section 3.1 The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 3.2 Closing. Upon the terms and subject to satisfaction or waiver of the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place on a day that is a Business Day (a) at the offices of Kirkland & Ellis LLP, 300 North LaSalle Street, Chicago, Illinois, at 9:00 a.m., Chicago time, no later than the second Business Day following the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their terms are not to be satisfied at the Closing but subject to the satisfaction or waiver thereof at the Closing) or at such other place, time and/or date as the Parties may otherwise agree. The date upon which the Closing actually occurs is referred to herein as the “Closing Date”.

Section 3.3 Effective Time. Subject to the provisions of this Agreement, as promptly as reasonably practicable on the Closing Date, the Parties shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL, and shall make all other filings and recordings required under the DGCL. The Merger shall become effective on such date and time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such other date and time as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

Section 3.4 Effect of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 3.5 Certificate of Incorporation; By-laws.

(a) At the Effective Time, the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law; provided, however, that at the Effective Time the certificate of incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Comverge, Inc.”.

(b) At the Effective Time, the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 3.6 Directors and Officers.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation at the Effective Time until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

(b) The executive officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation at the Effective Time until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

Section 3.7 Taking of Necessary Action. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest with the Surviving Corporation the full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the Surviving Corporation, the board of directors of the Surviving Corporation and officers of the Surviving Corporation shall take all such lawful and necessary action, consistent with this Agreement, on behalf of the Company, Merger Sub and the Surviving Corporation.

ARTICLE IV

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 4.1 Conversion of Securities. At and as of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or their respective stockholders, the following shall occur:

(a) Conversion Generally. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Company Common Stock to be cancelled pursuant to Section 4.1(b), (ii) any shares of Company Common Stock owned any Company Subsidiary or any Subsidiary of Parent, and (iii) Appraisal Shares) shall be converted, subject to Section 4.2(d), into the right to receive an amount in cash equal to the Offer Price, payable to the holder thereof, without interest less any withholding Taxes (the

“Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall cease to be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate which immediately prior to the Effective Time represented any such shares shall thereafter represent only the right to receive the Merger Consideration therefor.

(b) Cancellation of Certain Shares. Each share of Company Common Stock held by Parent, Merger Sub, any other Subsidiary of Parent, any Company Subsidiary or in the treasury of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(c) Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(d) Company Preferred Stock. If for any reason any shares of shares of preferred stock, par value $0.001 per share, of the Company (the “Company Preferred Stock”) shall be issued and outstanding immediately prior to the Effective Time, such shares shall be converted into the right to receive the consideration contemplated to be received by the Certificate of Designation therefor, and all such consideration shall be deemed “Merger Consideration” hereunder be full satisfaction for the shares of Company Preferred Stock as are applicable to shares of Company Common Stock hereunder.

(e) Change in Shares. Without duplication to the effects of Section 2.1(c), the Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring or with a record date on or after the date hereof and prior to the Effective Time; provided that nothing in this Section 4.1(e) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 4.2 Exchange of Certificates.

(a) Paying Agent. Prior to the Closing Date, Parent shall designate a paying agent for the Merger who is reasonably acceptable to the Company (the “Paying Agent”). Prior to the Effective Time or as reasonably necessary thereafter, Parent shall deposit, or shall cause to be deposited, with the Paying Agent, in trust for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time for exchange in accordance with this Article IV through the Paying Agent, cash in U.S. dollars in an amount sufficient to pay the aggregate amount of the Merger Consideration payable in connection with the Merger (such cash being hereinafter referred to as the “Exchange Fund”) payable pursuant to Section 4.1 in exchange for outstanding shares of Company Common Stock. The Paying Agent shall deliver the Merger Consideration contemplated to be paid pursuant to Section 4.1 out of the Exchange Fund. The Exchange Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that no such investment or losses thereon shall affect the Merger

Consideration payable to the holders of Company Common Stock and any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation or Parent, and any amounts in excess of the amounts payable pursuant to Section 4.1 shall be promptly returned to the Surviving Corporation or Parent, in each case as directed by Parent. The Exchange Fund shall not be used for any other purpose than as contemplated by this Agreement.

(b) Exchange Procedures. As promptly as reasonably practicable following the Effective Time (but in no event later than ten (10) Business Days following the Effective Time), Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”, it being understood that any references herein to “Certificates” shall be deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock) and whose shares of Company Common Stock have been converted into the right to receive Merger Consideration pursuant to Section 4.1 (i) a letter of transmittal in customary form and with such other provisions as Parent may determine (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be reasonably required pursuant to such instructions (or, if such shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such shares on a book-entry account statement), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any Merger Consideration payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 4.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration or the right to demand to be paid the “fair value” of the shares represented thereby as contemplated by Section 4.3.

(c) Further Rights in Capital Stock. All Merger Consideration paid in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for six (6) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for the Merger Consideration, without any interest thereon.

(e) Unclaimed Amounts. None of Parent, the Company or the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law. Any Merger Consideration remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration without any interest thereon.

(g) No Further Dividends. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificates.

(h) Withholding. Any of Parent, Merger Sub, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold or cause to be deducted and withheld from the consideration otherwise payable pursuant to this Agreement such amounts as Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 4.3 Appraisal Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 4.1(a), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262 of the DGCL. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 of the DGCL shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 4.1(a), without any interest thereon. The Company shall give prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock or threats thereof, withdrawals or attempted withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and control all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make (or cause or permit to be made on its behalf) any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

Section 4.4 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed (after giving effect to the items contemplated by this Article IV) and thereafter there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding immediately prior to the Effective Time on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by Law.

Section 4.5 Company Stock Options.

(a) As soon as reasonably practicable following the date of this Agreement, and in any event prior to the expiration of the Offer, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions and take such other actions as may be required to provide that, at the Effective Time (the “Acceleration Time”) each unexercised Company Stock Option, whether vested or unvested, that is outstanding immediately prior to the Acceleration Time shall become fully vested and be cancelled, with the holder thereof becoming entitled to receive an amount in cash, without interest, equal to the product of (i) the excess, if any, of (A) the Offer Price over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option multiplied by (ii) the number of shares of Company Common Stock subject to such Company Stock Option which shall not theretofore have been exercised; provided, that if the exercise price per Share of any such Company Stock Option is equal to or greater than the Offer Price, such Company Stock Option shall be cancelled without any cash payment being made in respect thereof. The Surviving Corporation shall pay the holders of such cancelled Company Stock Options the cash payments described in this Section 4.5 on or as soon as reasonably practicable after the date on which the Acceleration Time occurs, but in any event within ten (10) Business Days thereafter.

(b) Withholding. All amounts payable under this Section 4.5 shall be reduced by amounts as are required to be withheld or deducted under the Code or any provision of U.S. state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding or deduction was made.

(c) Necessary Action. The Company Board (or the appropriate committee thereof) shall take the actions necessary to effectuate the foregoing provisions of this Section 4.5.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article V, except (a) as expressly disclosed in the reports and statements (for the sake of clarity, excluding any exhibits thereto) and other documents filed by the Company with the SEC pursuant to the Exchange Act (other than any disclosures that are predictive, cautionary or forward-looking in nature contained or referenced therein under the captions “Risk Factors”, “Forward-Looking Statements”, “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature, or in any exhibits thereto), in each case since December 31, 2011 (the “Recent SEC Reports”) but no later than five (5) Business Days prior to the date of this Agreement (it being understood that any matter disclosed in any Recent SEC Report shall be deemed to be disclosed as an exception to any section of this Agreement only to the extent that it is readily apparent from such disclosure in such Recent SEC Report that such disclosure is applicable to such section of this Agreement); provided, however, that this clause (a) shall not qualify any of Section 5.1 through Section 5.4 (inclusive), Section 5.8, Section 5.10, Section 5.13, Section 5.15, Section 5.17, Section 5.18(a)(i), Section 5.22, or Section 5.24 through Section 5.29 (inclusive), or (b) set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as follows:

Section 5.1 Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each Subsidiary of the Company (each, a “Company Subsidiary”) is duly incorporated or formed, as applicable, and is validly existing and, where such concept is recognized, in good standing under the Laws of the jurisdiction of its incorporation or formation, as the case may be. Section 5.1 of the Company Disclosure Schedule contains a correct and complete list of all of the Company Subsidiaries, the jurisdiction of their respective incorporation or formation, as the case may be, the ownership interest of the Company in each Company Subsidiary, and the ownership interest of any other Person or Persons in each Company Subsidiary. Each of the Company and each Company Subsidiary has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, would not have a material impact on the Company and the Company Subsidiaries, taken as a whole. The Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not have a material impact on the Company and the Company Subsidiaries, taken as a whole. The Company has made available to Parent complete and correct copies of the certificate of incorporation and by-laws (or similar organizational documents) of the Company and each Company Subsidiary, each as amended to date, and each as so delivered is in full force and effect. Neither the Company nor any Company Subsidiary is in violation of its organizational or governing documents except as would not, individually or in the aggregate, (i) have any impact on the Company’s and the Company Subsidiaries’ ability satisfy their obligations under this Agreement or (ii) have a material impact on the Company and the Company Subsidiaries, taken as a whole. Notwithstanding anything in this Agreement to the contrary and notwithstanding anything set forth in the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has filed for bankruptcy or filed for reorganization under the U.S. federal bankruptcy laws or similar state or federal law, become insolvent or become subject to conservatorship or receivership.

Section 5.2 Authority.

(a) The Company has all necessary corporate power and authority to enter into this Agreement and, subject to obtaining any necessary Company Stockholder Approval (if required by applicable Law to consummate the Merger), to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL and any necessary Company Stockholder Approval (if required by applicable Law to consummate the Merger). This Agreement has been duly executed and delivered by the Company and, assuming this Agreement is a valid and binding obligation of Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights (the “Bankruptcy Exception”).

(b) Other than in connection or in compliance with (i) the Company Stockholder Approval required under the DGCL, (ii) the Exchange Act, (iii) the HSR Act, and (iv) the approvals set forth in Section 5.2(b) of the Company Disclosure Schedule, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary under applicable Law, for the consummation by the Company of the transactions contemplated hereby, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries taken as a whole.

(c) On or prior to the date of this Agreement, the Company Board (i) has unanimously (other than for director abstentions for conflicts of interest) determined that each of this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable, fair to, and in the best interest of, the Company and the Company Stockholders, (ii) has unanimously (other than for director abstentions for conflicts of interest) authorized, adopted and approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, on the terms and subject to the conditions set forth herein and in accordance with the DGCL, (iii) has unanimously (other than for director abstentions for conflicts of interest) resolved to recommend that the Company Stockholders accept the Offer, tender their shares of Company Common Stock to Merger Sub pursuant to the Offer and, if required by the DGCL, approve this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (iv) that no Takeover Provisions apply to Parent, Merger Sub, the Company or any Company Subsidiaries, this Agreement or any of the transactions contemplated hereby, including the Offer and the Merger, and (v) made all other findings contemplated by Section 2.2(a). None of the actions by the Company Board set forth in this Section 5.2(c), subject to Section 7.5(f), has been subsequently withdrawn or modified in a manner adverse to Parent.

(d) The Company has not been advised by any of its directors and executive officers who holds shares of Company Common Stock that such director or officer does not intend to tender his or her shares of Company Common Stock to Merger Sub pursuant to the Offer.

Section 5.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement do not, and the performance by the Company of this Agreement and the consummation by the Company of the Offer, the Merger and the other transactions contemplated hereby will not, (i) assuming the Company Stockholder Approval is obtained or not required, conflict with or violate any provision of the Company Certificate of Incorporation or the Company By-laws or any equivalent organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals and authorizations described in Section 5.3(b) will have been obtained prior to the Acceptance Time and all filings and notifications described in Section 5.3(b) will have been made and any waiting periods thereunder will have terminated or expired prior to the Acceptance Time, conflict with or violate any Law or Order applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) require any consents or approval under, result in any breach of or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (ii) and (iii), for matters that, individually or in the aggregate, would not have a material impact on the Company and the Company Subsidiaries, taken as a whole.

(b) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and the consummation by the Company of the Offer, the Merger and the other transactions contemplated hereby will not, require any consent, approval or authorization of, or filing with or notification to, any Governmental Entity, except (i) for any consent, approval, authorization, filing or notification required under the Exchange Act, the DGCL or the rules and regulations of the NASDAQ, (ii) for the Required Antitrust Approvals, (iii) for the filing and recordation of the Certificate of Merger as required by the DGCL, (iv) for the consent of Silicon Valley Bank to the transactions contemplated in this

Agreement or (v) where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications would not individually or in the aggregate, have a material impact on the Company and the Company Subsidiaries, taken as a whole.

Section 5.4 Capitalization.

(a) The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 15,000,000 shares of Company Preferred Stock. As of March 26, 2012, there were (a) 27,511,443 shares of Company Common Stock (other than treasury shares) issued and outstanding, (b) 92,473 shares of Company Common Stock held in the treasury of the Company, (c) 2,361,750 shares of Company Common Stock issuable upon exercise of outstanding Company Stock Options, (d) no shares of Company Common Stock issuable upon exercise of outstanding warrants, (e) 2,747,252 shares of Company Common Stock issuable upon conversion of outstanding convertible indebtedness, (f) no shares of Company Common Stock owned by any Company Subsidiary, and (g) no shares of Company Preferred Stock issued and outstanding. All of the outstanding shares of capital stock of the Company are, and all such shares that may be issued prior to the Effective Time (including any shares that may be issued upon Parent or Merger Sub’s exercise of the Top-Up Option) will be, when issued, duly authorized, validly issued, fully paid and nonassessable and free from preemptive rights. All shares of Company Common Stock issuable upon exercise or settlement of Company Stock Options have been duly reserved for issuance by the Company, and upon any issuance of such shares in accordance with the terms of the Company Stock Plan, will be duly authorized, validly issued and fully paid and nonassessable.

(b) Except as set forth in Section 5.4(a), Section 5.4(d) of the Company Disclosure Schedule and the Top-Up Option, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued Equity Interests of the Company, or securities convertible into or exchangeable for such Equity Interests, or obligating the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company. Except as set forth in Section 5.4(a), there are no outstanding contractual obligations of the Company or any Company Subsidiary affecting the voting rights of or requiring the repurchase, redemption, issuance, creation or disposition of, any Equity Interests in the Company. Except as set forth in Section 5.4(b) of the Company Disclosure Schedule, since December 31, 2011, the Company has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or any other Equity Interests in the Company, except for issuances pursuant to exercise or settlement of Company Stock Options outstanding on the date hereof in accordance with the terms of such Company Stock Options as of the date hereof. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the Company Stockholders may vote.

(c) Each outstanding share of capital stock or other Equity Interest of each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is held, directly or indirectly, by the Company or another Company

Subsidiary free and clear of all Liens. Except as set forth in Section 5.4(c) of the Company Disclosure Schedule and the Top-Up Option, there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any Equity Interest or other ownership interests of any Company Subsidiary, including any right of conversion or exchange under any outstanding security, instrument or agreement. The Company does not have any stockholder rights plan in effect.

(d) Section 5.4(d) of the Company Disclosure Schedule sets forth the following information with respect to each outstanding Company Stock Option: (i) the particular equity plan pursuant to which such Company Stock Option was granted; (ii) the name or identification number of the holder; (iii) the number of shares of Company Common Stock subject to such Company Stock Option; (iv) the exercise price of such Company Stock Option; (v) the fair market value of the Common Stock on the date of the grant; (vi) the date on which such Company Stock Option was granted; (vii) whether the Company Stock Option is intended to qualify as an “incentive stock option” under Section 422 of the Code; (viii) the applicable vesting schedule, (ix) the extent to which such Company Stock Option is vested and exercisable; (x) the expiration date; (xi) the status of the holder of the Company Stock Option as either an employee, consultant or director; and (xii) whether any circumstances exist with respect to such Company Stock Option (and if so, a description of such circumstances) that would require its material terms to be amended in order to be exempt from the provisions of Section 409A of the Code. The Company has provided Parent with accurate and complete copies of all equity compensation plans pursuant to which the Company has ever granted stock options, stock purchase rights, or other forms of equity compensation awards, and the forms of all agreements evidencing such awards.

(e) Section 5.4(e) of the Company Disclosure Schedule sets forth the name, jurisdiction of organization and the Company’s (or the Company Subsidiary’s) percentage ownership of any and all Persons in which the Company or any Company Subsidiary owns, or has the right or obligation to acquire any Equity Interest (other than any Company Subsidiary) (collectively, the “Investments”). All of the Investments are owned by the Company or by a Company Subsidiary free and clear of all Liens. Except for the capital stock and other ownership interests of the Company Subsidiaries and the Investments, the Company does not own, directly or indirectly, any capital stock or other voting or equity securities or interests in any Person that is material to the business of the Company and the Company Subsidiaries, taken as a whole. The Company does not own, directly or indirectly, any voting interest in any Person that requires additional filing by Parent under any Antitrust Laws.

(f) Neither the Company nor any of the Company Subsidiaries has entered into any commitment, arrangement or agreement, or are otherwise obligated, to contribute capital, loan money or otherwise provide funds or make additional investments in any other Person, other than any such commitment, arrangement or agreement in the ordinary course of business consistent with past practice. Except as set forth on Section 5.4(f) of the Company Disclosure Schedule, there are no stockholder agreements, voting trusts, proxies or other agreements or understandings to which the Company or any Company Subsidiary is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company or any Company Subsidiary or preemptive rights with respect thereto.

Section 5.5 SEC Filings; Financial Statements.

(a) Company SEC Filings. Except as set forth in Section 5.5(a) of the Company Disclosure Schedule, the Company has timely filed or furnished all reports and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, since December 31, 2009 (the forms, documents, statements and reports filed with the SEC since such date, including any amendments thereto, collectively, the “Company SEC Filings”). Each Company SEC Filing (i) as of its date, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes Oxley Act, as the case may be, and (ii) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act. The Company has made available to Parent correct and complete copies of all material correspondence between the SEC, on the one hand, and the Company and any of the Company Subsidiaries, on the other hand, occurring since December 31, 2009 and prior to the date hereof. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Filings. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Filings is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Company SEC Filings (collectively, the “Company Financial Statements”) was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis during the periods indicated (except as may be indicated in the notes thereto), and each presented fairly, in all material respects, the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of operations and cash flows of the Company for the respective periods indicated therein (subject, in the case of unaudited statements, to normal adjustments which, individually or in the aggregate, would not be material). The books and records of the Company and the Company Subsidiaries have been maintained in all material respects in accordance with GAAP or any other applicable legal and accounting requirements and reflect only actual transactions. The Company has not received any written advice or written notification from its independent certified public accountants that it has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the financial statements or in the books and records of the Company and the Company Subsidiaries, any properties, assets, liabilities, revenues or expenses in any material respect.

(c) Internal Controls.

(i) The Company and the Company Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with

GAAP. Since December 31, 2009, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls and the Company has provided to Parent copies of any material written materials relating to each of the foregoing. The Company has made available to Parent all such disclosures made by management to the Company’s auditors and audit committee since December 31, 2009.

(ii) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company required to be included in reports filed under the Exchange Act, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.

(iii) Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any Company Subsidiary has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Company Subsidiary. There are no outstanding loans or other extensions of credit made by the Company or any of the Company Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

Section 5.6 Absence of Certain Changes or Events. Since the date of the Latest Balance Sheet, except as otherwise required or contemplated by this Agreement, (i) the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice, (ii) there has not been any Company Material Adverse Effect, and (iii) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement without Parent’s consent, would constitute a breach of any of the covenants set forth in Section 7.1(a). As used in this agreement, the term “Latest Balance Sheet Date” means the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2011, which is included in the Company’s Annual Report on Form 10-K for the annual period ended December 31, 2011.

Section 5.7 Inventory; Accounts Payable; Accounts Receivable.

(a) The Company’s and the Company Subsidiaries’ accounts payable for the purchase of goods and services appearing on the most recent balance sheet included in the

Company’s SEC Filings prior to the date hereof represent valid obligations actually made in bona fide arms’-length transactions entered into in the ordinary course of business consistent with past practice, including with regard to the timing of payment.

(b) The Company’s and the Company Subsidiaries’ accounts receivable for the sale of inventory appearing on the most recent balance sheet included in the Company SEC Filings prior to the date hereof represent valid obligations actually made in bona fide arms’-length transactions entered into in the ordinary course of business consistent with past practice, including with regard to the timing of payment.

Section 5.8 Company Plans; Employees and Employment Practices.

(a) Section 5.8(a) of the Company Disclosure Schedule sets forth a complete and correct list of all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all equity (including the Company Stock Plans), bonus or other cash or equity-based incentive compensation, salary continuation, employment, change-of-control, severance, retention, retirement, pension, deferred compensation, vacation, sick pay or paid time off and all other material benefit or compensation plans, programs, contracts, policies, agreements or arrangements (whether written or unwritten, insured or self-insured) (i) established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company, any Company Subsidiary or any entity that would be deemed a “single employer” with the Company or any Company Subsidiary under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (each, an “ERISA Affiliate”) on behalf of any employee, officer, director, stockholder or other service provider of the Company or any Company Subsidiary (whether current, former or retired) or their beneficiaries, or (ii) with respect to which the Company, any Company Subsidiary or any ERISA Affiliate has any current or contingent liability or obligation (each a “Company Plan,” and collectively, the “Company Plans”).

(b) The Company has provided to Parent: (i) copies of all material documents setting forth the terms of each Company Plan, including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500), if any, required under ERISA or the Code in connection with each Company Plan, (iii) the most recent actuarial reports (if applicable) for all Company Plans, (iv) the most recent summary plan description, if any, required under ERISA with respect to each Company Plan, (v) all material written contracts, instruments or agreements relating to each Company Plan, including administrative service agreements and group insurance contracts, (vi) the most recent Internal Revenue Service (“IRS”) determination or opinion letter issued with respect to each Company Plan intended to be qualified under Section 401(a) of the Code, and (vii) all filings under the IRS’ Employee Plans Compliance Resolution System program or the Department of Labor’s Delinquent Filer Voluntary Compliance Program.

(c) Neither the Company nor any Company Subsidiary maintains, sponsors, contributes to, or otherwise has any current or contingent liability or obligation under or with respect to any plan that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including, without limitation, any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any “single-employer plan” (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063, 4064 or 4069 of ERISA.

(d) Each Company Plan intended to qualify under Section 401(a) of the Code is qualified and has received a current determination letter from the IRS upon which it may rely regarding its qualified status under the Code and, to the Knowledge of the Company, nothing has occurred, whether by action or by failure to act, that caused or could cause the loss of such qualification or the imposition of any material penalty or Tax liability.

(e) No proceeding, audit or investigation has been threatened, asserted, instituted or, to the Knowledge of the Company, is anticipated against any of the Company Plans (other than non material routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, any ERISA Affiliate, any employee, officer, director, stockholder or other service provider of the Company or any Company Subsidiary (whether current, former or retired), fiduciary thereof, or any of the assets of any trust of any of the Company Plans. Each Company Plan complies in form and has been maintained and operated in all material respects in accordance with its terms and applicable Law, including, without limitation, ERISA and the Code. With respect to each Company Plan, all contributions, reimbursements and premium payments that are due have been made and all contributions, reimbursements and premium payments for any period ending on or before the Effective time that are not yet due have been made or properly accrued.

(f) Except as set forth in Section 5.8(f) of the Company Disclosure Schedule, no Company Plan provides post retirement or post termination health and welfare benefits to any current or former director, officer or employee of the Company or any Company Subsidiary, or to any other Person, except as required under Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or any other applicable Law.

(g) The consummation of the transactions contemplated by this Agreement alone (including the Offer and/or the Merger), or in combination with any other event including a termination of any employee, officer, director, stockholder or other service provider of the Company or any Company Subsidiary (whether current, former or retired) or their beneficiaries, will not give rise to any liability under any Company Plan, including, without limitation, liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, officer, director, stockholder or other service provider of the Company or any Company Subsidiary (whether current, former or retired) or their beneficiaries. No amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, officer, director, stockholder or other service provider of the Company or any Company Subsidiary under any Company Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code. Neither the Company nor any Company Subsidiary has any indemnity obligation on or after the Effective Time for any Taxes imposed under Section 4999 or 409A of the Code or any other employment-related Taxes. The Company has provided the following to Parent: (i) the preliminary estimated maximum amount that could be paid to each “disqualified individual” (as such term is defined in Treasury

Regulations Section 1.280G–1) in connection with the transactions contemplated by this Agreement under all employment, severance and termination agreements, other compensation arrangements and Company Plans currently in effect, assuming that the individual’s employment with the Company or the Company Subsidiaries is terminated immediately following either the Acceptance Time and/or the Effective Time, (ii) the grant dates, exercise prices and vesting schedules applicable to each Company Option granted to the individual, and (iii) the “base amount” (as defined in Section 280G(b)(e) of the Code) for each such individual as of the date of this Agreement. Within fifteen (15) Business Days following the date of this Agreement, the Company will provide final estimates of the aforementioned information to Parent.

(h) (i) Each Company Option has an exercise price at least equal to the fair market value of Company Common Stock within the meaning of Section 409A of the Code on a date no earlier than the date of the corporate action authorizing the grant of such Company Option, (ii) no Company Option has had its exercise date or grant date delayed or “back-dated,” and (iii) all Company Options have been issued in compliance with all applicable Laws and properly accounted for in all material respects in accordance with GAAP. Section 5.8(h) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: (x) all Company Stock Plans, indicating for each Company Stock Plan the number of shares of Company Common Stock issued to date under such Company Stock Plan, the number of shares of Company Common Stock subject to outstanding Company Options, Company Stock Units and other equity awards and the number of shares of Company Common Stock reserved for future issuance under such Company Stock Plan, and (y) all holders of outstanding Company Options, Company Stock Units or other equity awards, indicating with respect to each Company Option or other award the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Option, Company Stock Units or other award, the exercise price, the date of grant, and the vesting schedule (including any acceleration provisions with respect thereto), as applicable.

(i) With respect to each of the Company Plans: (i) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is reasonably expected to occur with respect to the Company Plans; and (ii) to the Knowledge of the Company, no Company Plan is under, and neither the Company nor any Company Subsidiary has received any notice of, an audit or investigation by the IRS, Department of Labor or any other Governmental Entity, and no such completed audit, if any, has resulted in the imposition of any Tax or penalty.

(j) Except as set forth on Section 5.8 of the Company Disclosure Schedule, no Company Plan is mandated by a government other than the United States or is subject to the Laws of a jurisdiction outside of the United States.

Section 5.9 Labor and Employment Matters. Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement or other relationship with any labor union, works council, employee representative, or other organization representing, purporting to represent or attempting to represent any employee of the Company or any Company Subsidiary. There is no ongoing strike, slowdown, picketing, work stoppage, walkout, concerted refusal to work overtime, or other material labor dispute, and since December 31, 2009, no such dispute has occurred, been threatened, or, to the Knowledge of the Company, is anticipated with respect to any employee (or employee representative) of the Company or any Company Subsidiary. Except for matters that, individually or in the aggregate, would not have a material impact on the Company and the Company Subsidiaries, taken as a whole, (i) there are no labor disputes currently subject to any grievance procedure or arbitration under any collective bargaining agreement, and (ii) to Knowledge of the Company, no employee of the Company or any Company Subsidiary is in violation of any term of any employment Contract, non-disclosure agreement, non-competition agreement, or any other restrictive covenant or legal obligation to a former employer relating to the right of any such employee to be employed by or to perform currently-assigned or reasonably-anticipated duties for the Company or any Company Subsidiary or relating to the use of trade secrets or proprietary information of others. Within the past six (6) months, neither the Company nor any Company Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated union representation demands, petitions, or elections with respect to any employee of the Company or any Company Subsidiaries; to the Knowledge of the Company, there are no other ongoing or threatened union organization activities with respect to any such employee and no such union organization activities have occurred since December 31, 2009. The Company and the Company Subsidiaries are, and since December 31, 2009 have been, in compliance in all material respects with all applicable Laws relating to employment and employment practices, including provisions thereof relating to workers’ compensation, terms and conditions of employment, worker safety, wages and hours, civil rights, discrimination, immigration, collective bargaining, the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2109 et seq. or any similar or related Law (the “WARN Act”), and the withholding and payment of social security and other employment-related Taxes.

Section 5.10 Contracts; Indebtedness.

(a) Neither the Company nor any Company Subsidiary is a party to or bound by, or otherwise has any actual or potential liability or responsibility under, any Contract that:

(i) as of the date hereof, is or would be required to be filed by the Company as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) or disclosed by the Company on a Current Report on Form 8-K;

(ii) would prohibit or materially delay the consummation of the Offer, the Merger or otherwise materially impair the ability of the Company to perform its obligations hereunder;

(iii) constitutes or relates to any indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage, letter of credit, or other Contract or similar instrument relating to indebtedness (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $250,000;

(iv) prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of the Company Subsidiaries, prohibits the pledging of the capital stock of the Company or any Company Subsidiary or prohibits the issuance of guarantees by any Company Subsidiary;

(v) requires or is reasonably likely to require either (x) annual payments from Third Parties to the Company and the Company Subsidiaries of at least $1,000,000 in the aggregate or (y) annual payments from the Company and Company Subsidiaries to Third Parties of at least $1,000,000 in the aggregate;

(vi) relates to any agreement with any customer or supplier set forth on, or required to be set forth on, Section 5.22 of the Company Disclosure Schedule;

(vii) relates to any acquisition of any business or significant assets by the Company or its Subsidiaries pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment or guarantee obligations;

(viii) to the Company’s Knowledge, contains any covenant that (w) limits the right or ability of the Company or any Company Subsidiary (or, after the Acceptance Time, Parent, the Surviving Corporation, or their respective Subsidiaries) to engage in any line of business or to compete with any Person or operate at any location, (x) could require the disposition of any material assets or line of business of the Company or any Company Subsidiary (or, after the Acceptance Time, Parent, the Surviving Corporation, or their respective Subsidiaries), (y) prohibits or limits the right of the Company or any of its Subsidiaries to make, sell, supply, market, distribute or commercialize any products or services or use, transfer, license, distribute, enforce or dispose of any of their respective Intellectual Property rights, or (z) otherwise purports to bind Affiliates (or would, after the Acceptance Time or Closing, purport to bind Parent or any of its Subsidiaries other than the Company and the Company Subsidiaries);

(ix) contains any covenant the performance of which is material to the Company and the Company Subsidiaries taken as a whole (x) providing for any Third Party to be the exclusive, preferred or sole source provider of any product or service to the Company or any Company Subsidiary or that otherwise involves the granting by the Company or any Company Subsidiary to any Third Party of exclusive or preferred rights, (y) granting to any Third Party a right of first refusal or right of first offer on the sale of any part of its assets or business, or (z) granting to any Third Party “most favored nation” status that, following the consummation of the Offer and/or the Merger, would apply to or be affected by actions taken by Parent, the Surviving Corporation and/or their respective Subsidiaries or Affiliates;

(x) requires the Company or any Company Subsidiary to sell an unlimited amount of product or purchase a fixed minimum amount of product from any Third Party for a fixed term of a minimum of one (1) year;

(xi) provides for the (A) assignment or ownership of, or the grant of a license or a covenant not to sue or any other right with respect to, any Intellectual Property, whether to or by the Company or any Company Subsidiary (other than licenses to commercially available unmodified off-the-shelf software) or (B) source code escrow;

(xii) contains a put, call or similar right pursuant to which the Company or any Company Subsidiary could be required to purchase or sell, as applicable, any Equity Interests of any Person or assets that have a fair market value or purchase price of more than $250,000;

(xiii) is a collective bargaining agreement or other Contract with any labor union, works council, or similar employee representative;

(xiv) is a settlement or conciliation agreement with any Governmental Entity that would require the Company or any Company Subsidiary to pay consideration of more than $100,000 after the date of this Agreement;

(xv) involves any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest-rate, commodity price, equity value or foreign currency protection contract;

(xvi) is between the Company or any Company Subsidiary on the one hand and: (i) any Third Party with respect to the sale, purchase or exchange of electricity, capacity, ancillary services, natural gas or other fuels, demand response services, emissions allowances, renewable energy certificates, transmission or transportation, or derivatives or hedging transactions with respect to the foregoing, or any scheduling agreements, energy, fuel or hedging management agreements, in which the Company or any Company Subsidiary has paid in excess of $1,000,000 for the twelve (12)-month period ended as of December 31, 2011; (ii) any independent systems operator, regional transmission operator or similar “grid” operator on the other hand; or (iii) any public utility commission, on the other hand; or

(xvii) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis that provides severance benefits or benefits payable upon a “change of control.”

(b) Each Contract of the type described in this Section 5.10(a) or set forth on, or required to be set forth on, Section 5.8 or Section 5.14(b) of the Company Disclosure Schedule is referred to herein as a “Company Material Contract.” Except for matters that, individually or in the aggregate, would not have a material impact on the Company and the Company Subsidiaries, taken as a whole, (i) each Company Material Contract is a legal, valid and binding obligation of the Company or a Company Subsidiary, as applicable, in full force and effect and enforceable against the Company or a Company Subsidiary in accordance with its terms, subject to the Bankruptcy Exception, (ii) each Company Material Contract is a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, subject to the Bankruptcy Exception, (iii) neither the Company nor any Company Subsidiary and, to the Company’s Knowledge, no counterparty, is or is alleged to be in breach or violation of, or default under, any Company Material Contract, (iv) neither the Company nor any Company Subsidiary has received any claim of default under any Company Material Contract, (v) no event has occurred which would result in a breach or violation of, or a default under, any Company Material Contract (in each case, with or without notice or lapse of time or both), and (vi) the Company has not received any notice from any other party to any Company Material Contract, and otherwise has no Knowledge that such Third Party intends to terminate, or not renew any Company Material Contract, or is seeking the renegotiation thereof or substitute performance thereunder. Complete and correct copies of all Company Material Contracts (including all amendments or modifications thereto) have been either publicly filed with the SEC or made available to Parent by the Company.

(c) Section 5.10(c) of the Company Disclosure Schedule sets forth (i) a list of any agreement, instrument or other obligation pursuant to which any indebtedness for borrowed money of the Company or any Company Subsidiary in an aggregate principal amount in excess of $100,000 is outstanding or may be incurred, (ii) the respective principal amounts outstanding thereunder as of the date of this Agreement, and (iii) a list of any agreements that relate to guarantees by the Company or any Company Subsidiary of indebtedness of any other Person in excess of $100,000.

Section 5.11 Company Assets. Except as would not have a material impact on the Company and the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries own, or otherwise have sufficient and legally enforceable rights to use, all of their respective properties and assets (real, personal or mixed, tangible or intangible). The Company and the Company Subsidiaries own, or otherwise have sufficient and legally enforceable rights to use, all of their respective real properties (together with their respective personal or mixed, tangible and intangible properties and assets, the “Company Assets”). The Company and the Company Subsidiaries have valid title to, or in the case of leased property have valid leasehold interests in, all such Company Assets, including all such Company Assets reflected in the most recent balance sheet of the Company included in the Filed SEC Documents filed prior to the date hereof or acquired since the date thereof (except as may have been disposed of since the date of such balance sheet or may be disposed of after the date of this Agreement in accordance with this Agreement in either case in the ordinary course of business consistent with practice), in each case, free and clear of any Liens, except for Permitted Encumbrances, and except, individually or in the aggregate, as would not have a material impact on the Company and the Company Subsidiaries, taken as a whole. The Company Assets constitute all of the assets and rights necessary to operate the businesses of the Company and the Company Subsidiaries in substantially the same manner in all material respects that the Company and the Company Subsidiaries have been operating their respective businesses since December 31, 2008.

Section 5.12 Absence of Certain Business Practices. Neither the Company, any Company Subsidiary, nor any of its or their Representatives, has, in the course of its actions for, or on behalf of, any of them (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (including the rules and regulations promulgated thereunder, the “FCPA”); or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee. During the last five (5) years, neither the Company nor any Company Subsidiary has received any communication that alleges that the Company or any Company Subsidiary, or any Representative thereof is, or may be, in violation of, or has, or may have, any material liability under, any Custom and International Trade Laws that has not been resolved.

Section 5.13 Intellectual Property.

(a) Section 5.13(a)(I) of the Company Disclosure Schedule sets forth a correct and complete list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications for registration thereof, (iii) copyright registrations and applications for registration thereof, (iv) Internet domain name registrations, and (v) material Software (other than commercially available off-the-shelf Software), and (vi) invention disclosures, in each case, that are owned, used or held for use by the Company or a Company Subsidiary (and specifies for each, as applicable, the owner(s), the application, patent or registration number and the jurisdiction, and if not owned by the Company or a Company Subsidiary, the details of the agreement pursuant to which the Company or a Company Subsidiary has the right to use such Intellectual Property, and whether such Intellectual Property is material to the business of the Company or a Company Subsidiary). Section 5.13(a)(II) of the Company Disclosure Schedule sets forth a correct and complete list of all Intellectual Property owned by the Company or a Company Subsidiary jointly with another Person (collectively, the “Jointly Owned IP”) (and specifies for each, as applicable, the joint owner(s), the application, patent or registration number and the jurisdiction, and the details of the agreement pursuant to which the Company or a Company Subsidiary has joint ownership of such Intellectual Property). Except as set forth in Section 5.13(a)(III) of the Company Disclosure Schedule, the Company’s or any Company Subsidiary’s rights in any Jointly Owned IP is, or will be immediately after the Acceptance Time and/or Effective Time, fully and freely assignable, transferable, licensable, commercializable and disposable by, as applicable, the Company or such Company Subsidiary (and their respective successors and assigns), and free and clear of any and all Liens, licenses, restrictions and any other limitations and any obligations (including any obligations to make any payments, consult with or seek any consents from any Person, provide any notices or have any obligation to account to any Person whether as a result of applicable Law, Contract or otherwise).

(b) The Company or one of the Company Subsidiaries (i) exclusively owns (or, with respect to the Jointly Owned IP set forth in Section 5.13(a)(II) of the Company Disclosure Schedule, jointly owns) all right, title and interest in and to, free and clear of all Liens, all Intellectual Property set forth in Section 5.13(a)(I) and (II) of the Company Disclosure Schedule and identified as owned by the Company or such Company Subsidiary (such Intellectual Property set forth in Section 5.13(a)(I) of the Company Disclosure Schedule, the “Exclusively Owned IP”), and (ii) exclusively owns all right, title and interest in and to, or possesses valid and enforceable rights to use pursuant to a valid and enforceable license agreement set forth in Section 5.10 of the Company Disclosure Schedule, all Intellectual Property necessary for, or used or held for use in, the conduct of the business of the Company and the Company Subsidiaries as it is currently conducted (together with the Exclusively Owned IP and Jointly Owned IP, collectively, the “Company Intellectual Property”), free and clear of all Liens. To the Knowledge of the Company, all of the material Company Intellectual Property owned by the Company or any Company Subsidiary is valid, subsisting and enforceable and in full force and effect and no loss of any such Company Intellectual Property is reasonably foreseeable (except for patents expiring at the end of their statutory protection term). Except as set forth in Section 5.13(b)(I) of the Company Disclosure Schedule, no material patent owned by the Company or any Company Subsidiary has expired within the past five (5) years or will expire within the five (5) year period immediately after the Acceptance Time and/or Effective Time.

(c) Except for matters that would not have a Company Material Adverse Effect, (i) during the past six (6) years, neither the Company nor any Company Subsidiary has received any written notice (or, to the Knowledge of the Company, any other notice) of any claim that it is infringing, misappropriating or otherwise violating any Intellectual Property right of any Third Party in connection with the operation of their business (including any offers, requests or demands to license any Intellectual Property), (ii) the conduct of the respective businesses of the Company and the Company Subsidiaries is not infringing, misappropriating or otherwise violated with, and during the past six (6) years, has not infringed, misappropriated or otherwise conflicted with the Intellectual Property of any Third Parties, (iii) neither the Company nor any Company Subsidiary has received any written notice (nor, to the Knowledge of the Company, any other notice) of any claim during the past six (6) years challenging the ownership, use, validity, patentability, registrability or enforceability of any Company Intellectual Property, and (iv) to the Knowledge of the Company, no Third Party is currently infringing, misappropriating or otherwise conflicting with any Intellectual Property owned by the Company or any Company Subsidiary. The transactions contemplated by this Agreement shall not impair the right, title or interest of the Company or any Company Subsidiary in or to any Company Intellectual Property or any Computer System, and all Company Intellectual Property and Computer Systems shall be owned or available for use by the Company or a Company Subsidiary immediately after the Acceptance Time and/or Effective Time on terms and conditions identical to those under which the Company or such Company Subsidiary owned or used such Company Intellectual Property and Computer Systems immediately prior to the Acceptance Time and/or Effective Time.

(d) Section 5.13(d) of the Company Disclosure Schedule sets forth, or describes, (A) all Intellectual Property developed through the Company’s or any Company Subsidiary’s use of any (x) grant awarded to the Company or any Company Subsidiary from any Governmental Entity or other Third Party funding, or (y) facilities, personnel or other resources of any Third Party, and (B) the details of the corresponding Contract, and, except as specified in Section 5.13(d) of the Company Disclosure Schedule, such Intellectual Property is solely owned by the Company or a Company Subsidiary, is not subject to any Contract with or other binding obligation in favor of any Third Party (including any Governmental Entity) that restricts the ownership, use, exploitation or disposition thereof, and, to the Knowledge of the Company, no other Person has, or has claimed to have, any right, title or interest in or to any such Intellectual Property.

(e) Except as otherwise set forth in Section 5.13(e) of the Company Disclosure Schedule, the Company and the Company Subsidiaries have each used their reasonable best efforts to take all actions reasonably necessary and common in the industry to maintain, protect and establish (i) its legal right, title and interest in and to each material item of Company Intellectual Property, including with respect to the secrecy, confidentiality and value of all of its trade secrets and other confidential information, (including by (A) executing valid and binding Intellectual Property assignments to ensure the Company or a Company Subsidiary owns any Intellectual Property created or otherwise developed by any of its current or former employees, contractors and consultants (and each of such employees, contractors and consultants has executed such assignments), and (B) requiring each current and former employee, contractor, customer and consultant of the Company or any Company Subsidiary and any other Person with access to any trade secrets or other confidential information of the Company or any Company Subsidiary to execute a valid and binding confidentiality and non-disclosure agreement, except where the failure to do so would not materially impair the Company’s legal right, title and interest in any material item of Company Intellectual Property (and each of such employees, contractors, customers, consultants and other Persons has executed such agreements, and to the Company’s Knowledge, there has not been any breach by any Person of any such agreement)); and (ii) the security, continuity, sufficiency, scalability, proper operation and integrity of the material Computer Systems and the data and information stored and processed therein and thereby (including as necessary to guard against loss and unauthorized access, use, modification, disclosure or misuse thereof) and related hardware and systems. The Company and the Company Subsidiaries have established policies, programs and procedures with respect to the collection, use, processing, storage and transfer of all personally identifiable information relating to individuals in connection with their respective businesses that are consistent and compliant in all material respects with applicable Laws relating to privacy and data protection and have complied with all such policies, programs and procedures and their applicable privacy policies and terms of use in all material respects. Neither the Company nor any Company Subsidiary has received any written notice (or, to the Knowledge of the Company, any other notice) of any claim related to any of the foregoing.

(f) Section 5.13(f) of the Company Disclosure Schedule sets forth a correct and complete list of each Open Source Software that is incorporated into, combined with, linked with, distributed with, or used in any Product, in each case identifying: (i) the applicable Product and version, and (ii) the name and version number of the applicable license agreement for each such Open Source Software.

(g) The Company and the Company Subsidiaries currently maintain a regularly tested business continuity and disaster recovery plan that is adequate to ensure that all equipment, facilities, and Computer Systems necessary for the operation of the Company’s and the Company Subsidiaries’ businesses will continue to be available in all material respects. The Computer Systems (i) have not experienced any unauthorized intrusions or breaches of security; and (ii) are, and will be for the twelve (12) month period following the Effective Time, sufficient for the needs of the Company and the Company Subsidiaries in all material respects. Except as set forth in Section 5.13(g) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has disclosed any source code for any Product to any Person.

Section 5.14 Real Estate.

(a) Section 5.14(a) of the Company Disclosure Schedule sets forth the address and description of each Owned Real Property. Except for matters that, individually or in the aggregate, would not have a material impact on the Company and the Company Subsidiaries, taken as a whole, with respect to each Owned Real Property: (i) except as set forth in Section 5.14(a) of the Company Disclosure Schedule, the Company or a Company Subsidiary (as the case may be) has good and marketable indefeasible fee simple title to such Owned Real Property, free and clear of all Liens, except Permitted Encumbrances, (ii) except as set forth in Section 5.14(a) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof, and (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. Neither the Company nor any Company Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(b) Section 5.14(b) of the Company Disclosure Schedule sets forth the address of each Leased Real Property, and a complete and correct list of all Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each such Leased Real Property (including the date and name of the parties to such Lease). The Company has delivered to Parent a complete and correct copy of each such Lease (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto), and in the case of any oral Lease, a written summary of the material terms of such Lease. Except for matters that, individually or in the aggregate, would not have a material impact on the Company and the Company Subsidiaries, taken as a whole, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect, (ii) the Company’s or a Company Subsidiary’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and, to the Knowledge of the Company, there are no disputes with respect to such Lease, (iii) neither the Company or any Company Subsidiary nor any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease, (iv) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company or any Company Subsidiary, (v) neither the Company nor any Company Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof, (vi) neither the Company nor any Company Subsidiary has collaterally assigned or granted any other security interest in such Lease or any interest therein, and (vii) there are no Liens (other than Permitted Encumbrances) on the estate or interest created by such Lease.

(c) Except as would not have a material impact on the Company and the Company Subsidiaries, taken as a whole, each of the Company and the Company Subsidiaries has good and marketable title to the Leasehold Improvements, free and clear of all Liens, except Permitted Encumbrances, and there are no outstanding options, rights of first offer or rights of first refusal to purchase any such Leasehold Improvements or any portion thereof or interest therein.

(d) The Owned Real Property identified in Section 5.14(a) of the Company Disclosure Schedule, the Leased Real Property identified in Section 5.14(b) of the Company Disclosure Schedule and the Leasehold Improvements identified in Section 5.14(c) of the Company Disclosure Schedule (collectively, the “Company Real Property”) comprise all of the real property used or intended to be used in, or otherwise related to, the business of the Company and the Company Subsidiaries.

(e) To the Company’s Knowledge, there are no properties previously owned, leased or occupied by the Company or any Company Subsidiary in respect of which the Company or any Company Subsidiary has any contingent or potential liabilities.

Section 5.15 Compliance with Laws; Permits; Energy Regulation.

(a) Each of the businesses of the Company or any Company Subsidiary is, and during the preceding three (3) years has been, conducted in compliance in all material respects with all Laws applicable to the Company or such Company Subsidiary or by which any property, asset or right of the Company or such Company Subsidiary is bound and (ii) the Company is in compliance in all material respects with the applicable listing, corporate governance and other rules and regulations of the NASDAQ.

(b) (i) The Company has made available to the Parent and Merger Sub a list of all material Permits used in the operation of the business of, or otherwise held by, the Company and the Company Subsidiaries, each of which are in full force and effect, (ii) each of the Company and each Company Subsidiary holds all material Permits necessary for the lawful conduct of its business as presently conducted and the ownership, use, occupancy and operation of its assets and properties, (iii) the Company and each Company Subsidiary is in compliance in all material respects with the terms of such material Permits, and have made all filings and notifications with respect to such material Permits, (iv) neither the Company nor any Company Subsidiaries has received any written communication from any Governmental Entity or employee, licensee, licensor, vendor or supplier of the Company or any of its Subsidiaries that alleges that the Company or any of its Subsidiaries is not in compliance in all material respects with, or is subject to any liability under, or giving notice of any default, claim or investigation with respect to, any Permit, Law or Order or relating to the revocation or modification of any Permit, and (v) neither the Company nor any of its Subsidiaries has received any written notice that any investigation or review by any Governmental Entity is pending with respect to the Company or any of its Subsidiaries or any of the properties, assets or operations of the Company or any of its Subsidiaries or that any such investigation or review is contemplated. No such Permit shall cease to be effective as a result of the transactions contemplated by this Agreement. Other than as made available to Parent and Merger Sub, no filing with, and no Permit of or from, any Governmental Entity is necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by the Agreement. Neither the Company nor any Company Subsidiary has received notices, complaints or written communication during the preceding three (3) years from any Governmental Entity or any other Person that alleges that the Company or any Company Subsidiary is not in compliance in any respect with any applicable Law in any material respect, nor been subject to any investigation or inspection in connection therewith.

(c) Neither the Company nor any of the Company Subsidiaries are directly regulated as a public utility by the Federal Energy Regulatory Commission. Neither the Company nor any of the Company Subsidiaries is subject to regulation as a public utility, public service company, electric corporation, power generation company (or similar designation), retail electric or gas supplier, or otherwise as a participant in the electric power or gas sector by any state in the United States or any other Governmental Entity.

Section 5.16 Compliance with Custom and International Trade Laws. To the Company’s Knowledge, each of the Company and the Company Subsidiaries is in compliance in all material respects with all applicable Customs & International Trade Laws, and at no time during the preceding two (2) years has either the Company or any Company Subsidiary committed any material violation of the Customs & International Trade Laws, and there are no material unresolved questions or claims concerning any liability of the Company and the Company Subsidiaries with respect to any such Laws.

Section 5.17 Litigation. There is no, and since December 31, 2009, there has not been any, legal, administrative, arbitral or other suit, claim, action, inquiry mediation, proceeding or investigation of any nature (each an “Action”) pending or, to the Knowledge of the Company, threatened by any Governmental Entity or any Third Person against the Company, any Company Subsidiary or any of its or their respective directors or officers or affecting any of their respective properties, or commenced by the Company or any Company Subsidiary, other than such Actions that, individually or in the aggregate, have not been and would not be material to the Company and the Company Subsidiaries, taken as a whole. None of the Company or any of the Company Subsidiaries is, and since December 31, 2009, has not been, subject to or bound by any outstanding Order, other than such Orders that individually or in the aggregate have not been and would not be material to the Company and the Company Subsidiaries taken as a whole.

Section 5.18 Environmental Matters.

(a) Except for matters identified in Section 5.18 of the Company Disclosure Schedule:

(i) the Company and each Company Subsidiary is and has been in compliance in all material respects with all applicable Environmental Laws;

(ii) the Company and each Company Subsidiary has obtained, maintains, and is and has been in compliance in all material respects with all material Permits required pursuant to Environmental Laws for the conduct of its business and operations and the operation of the Company Real Property;

(iii) neither the Company nor any Company Subsidiary has received any written notice, claim, or report alleging that the Company or any Company Subsidiary is in material violation of any Environmental Laws, or has any material liabilities or potential material liabilities arising under Environmental Laws, including any material liability for personal injury or property damage or natural resource damages;

(iv) neither the Company nor any Company Subsidiary is subject to any material Action or Order relating to any Environmental Laws or any Hazardous Material;

(v) none of the Company Real Property is subject to a lien or an activity or use limitation issued pursuant to Environmental Law;

(vi) neither the Company nor any Company Subsidiary is undertaking or is responsible for, and has not completed, either individually or together with other

Person, any investigation or assessment or remedial or response action relating to any actual or threatened material release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to an Order or the requirements of any Environmental Laws;

(vii) neither the Company nor any Company Subsidiary has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, exposed any Person to or released any Hazardous Material, or owned or operated any property or facility contaminated by any Hazardous Material, so as to have given rise to, or so as would reasonably be expected to give rise to, current or future material liabilities under Environmental Laws;

(viii) neither the Company nor any Company Subsidiary has assumed, undertaken, provided any indemnity with respect to, or otherwise become subject to any material liability of any other Person relating to Environmental Laws;

(ix) neither the Company nor any Company Subsidiary has designed, manufactured, sold, marketed, commercialized or distributed any product or item containing asbestos, silica, mercury, or other Hazardous Materials so as to have given rise to or as would reasonably be expected to give rise to material liability under Environmental Laws; and

(x) no facts, events or conditions relating to the past or present facilities, properties or operations of the Company or any Company Subsidiaries or any of their respective predecessors or Affiliates would prevent, hinder or limit continued compliance in all material respects with Environmental Laws, give rise to any material investigatory, remedial or corrective obligations pursuant to Environmental Laws, or would reasonably be expected to give rise to any other material liabilities pursuant to Environmental Laws, including any relating to onsite or offsite releases or threatened releases of any Hazardous Material, personal injury, property damage or natural resources damage.

(b) The Company and each Company Subsidiary have provided or made available to Parent all material environmental reports, assessments, audits, and all other similar documents relating to Environmental Law, Hazardous Materials, or environmental, health or safety liabilities, in each case relating to its or its affiliates or predecessors past or current operations or properties, that are in the possession or under the reasonable control of the Company or any Company Subsidiary.

Section 5.19 Taxes.

(a) All federal income and other Tax Returns required to be filed by or with respect to the Company or any Company Subsidiary for all taxable periods ending on or before the date hereof have been timely filed in accordance with applicable Law (taking into account any extension of time within which to file). All such Tax Returns are true, correct, and complete in all respects and were prepared in compliance with applicable Law. No claim has ever been made by a Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to Taxes in such jurisdiction.

(b) All Taxes of the Company and each Company Subsidiary due and payable (whether or not shown on any Tax Return) have been timely paid, other than any amount which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company Financial Statements in accordance with GAAP. The accruals and reserves for Taxes (without regard to deferred tax assets and deferred tax liabilities) of the Company and each Company Subsidiary established in the Company Financial Statements are complete and adequate to cover any liabilities for Taxes for all periods or portions thereof through the date of the Company Financial Statements that are not yet due and payable.

(c) No deficiencies for Taxes have been proposed or assessed in writing against the Company or any Company Subsidiary by any Governmental Entity, and neither the Company nor any Company Subsidiary has received any written notice of any claim, proposal or assessment against the Company or any Company Subsidiary for any such deficiency for Taxes. As of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened audit, judicial proceeding or other examination against or with respect to the Company or any Company Subsidiary with respect to any Taxes. Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the assessment or collection of any Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(d) The Company and each Company Subsidiary has duly and timely withheld and paid to the appropriate Governmental Entity all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Person.

(e) There are no Liens upon any property or assets of the Company or any Company Subsidiary for Taxes, except for Liens for Permitted Encumbrances.

(f) Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since December 31, 2008.

(g) Neither the Company nor any Company Subsidiary (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated federal income Tax Return, (ii) has any liability for Taxes of any person arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise, or (iii) is, or ever has been, a party to any agreement for the sharing, indemnification, or allocation of Taxes (other than agreements among the Company and any Company Subsidiary and other than customary indemnifications for Taxes contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes).

(h) Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period ending after the Closing Date of as a result of any (i) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or foreign Law) for a taxable period ending on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, (v) election by the Company or any Company Subsidiary under Section 108(i) of the Code, or (vi) intercompany transaction or excess loss account described in Section 1502 of the Code (or any analogous provision of any Tax Law).

(i) Neither the Company nor any Company Subsidiary has engaged in any “listed transaction” within the meaning of Section 6011 of the Code (including the Treasury Regulations promulgated thereunder).

Section 5.20 Product Warranty; Product Liability.

(a) Since December 31, 2008, neither the Company nor any Company Subsidiary has received any written claim with respect to the respective businesses of the Company and the Company Subsidiaries that remains pending from any customer alleging that any of the products manufactured, sold, leased or delivered by the Company or the Company Subsidiaries has not conformed in all material respects with applicable contractual commitments or express and implied warranties or has requested repair or replacement thereof, in each case, that could result in a liability of the Company or any Company Subsidiary in excess of the reserve for such items in the Company Financial Statements. Section 5.20(a) of the Company Disclosure Schedule sets forth the standard warranty terms of the standard form customer Contract used, as of the date hereof, by the Company and the Company Subsidiaries and any material sales undertakings by the Company and the Company Subsidiaries entered into since December 31, 2008 with terms materially less favorable to the Company or any Company Subsidiary for which the Company or any Company Subsidiary could reasonably have continuing material liability.

(b) To the Knowledge of the Company, neither the Company nor any Company Subsidiary has any notice of, or liability arising out of, any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by the businesses of the Company or any Company Subsidiary or any material liability for any recall of any such product.

(c) Since December 31, 2008, neither the Company nor any Company Subsidiary has had any obligation to recall or reclaim any of the products manufactured, sold, leased or delivered by the Company or the Company Subsidiaries as a result of any defect or other malfunction related to such products.

Section 5.21 Insurance. Section 5.21 of the Company Disclosure Schedule sets forth a list of all material insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage and deductibles provided thereunder) maintained by the Company or any Company Subsidiary which policies have been issued by insurers, which are reputable and financially sound and provide coverage for the operations conducted by the Company and the Company Subsidiaries of a scope and coverage consistent with customary industry practice or as required by Law. Except for matters that, individually or in the aggregate, would not have a material impact on the Company and the Company Subsidiaries, taken as a whole, (a) all insurance policies maintained by the Company and the Company Subsidiaries are in full force and effect (and were in full force and effect during the periods of time such insurance policies were purported to be in effect) and all premiums due and payable thereon have been paid; and (b) neither the Company nor any Company Subsidiary is in breach or default of any of the insurance policies, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification of any of the insurance policies. Except for matters that, individually or in the aggregate, would not have a material impact on the Company and the Company Subsidiaries, taken as a whole, the Company has not received any notice of termination or cancellation or denial of coverage with respect to any insurance policy.

Section 5.22 Customers and Suppliers. Company has made available to the Parent and Merger Sub a list of (i) the ten (10) largest customers (by revenue) of the businesses of the Company and the Company Subsidiaries during the two (2) years prior to the date hereof, (ii) the ten (10) largest suppliers (by cost) of the businesses of the Company and the Company Subsidiaries during the two (2) years prior to the date hereof and (iii) all material sole source suppliers of the businesses of the Company and the Company Subsidiaries during the two (2) years prior to the date hereof. Except as set forth on Section 5.22 of the Company Disclosure Schedule, no such supplier or customer has canceled or otherwise terminated, or to the Knowledge of the Company, threatened to cancel or otherwise terminate, its relationship with the Company or any Company Subsidiary or to decrease materially the quantity of products or services purchased from or sold to, respectively, the businesses of the Company or any Company Subsidiary since January 1, 2010.

Section 5.23 Affiliate Transactions. No officer, director, equity holder or Affiliate of the Company or any Company Subsidiary or any entity in which any such Person owns any beneficial interest, is involved in any business arrangement with, party to any Contract with or has any material interest in any assets used by, the Company or any Company Subsidiary. Neither the Company nor any of its or any Company Subsidiary’s Affiliates own any asset, tangible or intangible, which is currently used in the Business, and following the consummation of the transactions contemplated hereby, neither the Company nor any of its or any Company Subsidiary’s Affiliates shall own any asset, tangible or intangible, which will be used by the Company or any Company Subsidiary.

Section 5.24 Takeover Provisions. No Takeover Provisions apply or purport to apply to the Company, Parent, Merger Sub or any of their respective Affiliates with respect to this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement. The Company Board has taken all necessary action so that the Takeover Provisions do not, and will not, apply to (i) Parent, Merger Sub or any other Subsidiary of Parent with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, or (y) the Offer, the Merger or the other transactions contemplated by this Agreement.

Section 5.25 Disclosure Documents.

(a) Each document required to be filed by the Company with the SEC or any other applicable Governmental Entity or required to be distributed or otherwise disseminated to the Company Stockholders in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the Schedule 14D-9 and the Proxy Statement (if applicable), to be filed with the SEC in connection with the Offer and the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and other applicable Law.

(b) (i) The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to Company Stockholders and at the time of the meeting of Company Stockholders to consider this Agreement and at the Effective Time, and (ii) Company Disclosure Documents (other than the Proxy Statement), at the time of the filing of such Company Disclosure Documents or at the time of any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.25 will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent or Merger Sub specifically for use therein.

(c) The information with respect to the Company or any of its Subsidiaries that the Company furnishes to Parent or Merger Sub for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 5.26 Brokers. Other than the fees and expenses of Houlihan Lokey, Inc. and JP Morgan Securities LLC, the fees and expenses of which will be paid by the Company, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer and/or the Merger or any of the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has provided to Parent a copy of the engagement letters of Houlihan Lokey Capital, Inc. and JP Morgan Securities LLC.

Section 5.27 Opinion of Financial Advisor. The Company Board has received from Houlihan Lokey Capital, Inc. an opinion (the “Fairness Opinion”), to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, and in reliance thereon, the Offer Price to be received by the holders of Company Common Stock (other than (a) Parent, Merger Sub, and their respective affiliates, and (b) any stockholders of the Company, and their respective affiliates, who will retain or obtain, directly or indirectly, an equity interest in the Company after giving effect to the Offer and the Merger, taken together) in the Offer and the Merger, taken together, is fair to them from a financial point of view, and such opinion has not been withdrawn, revoked or modified. The Company will furnish following the receipt thereof of the Company Board a complete and correct copy of such opinion to Parent, it being understood that Parent shall not have the right to rely on such opinion.

Section 5.28 Rule 14d-10 Matters. All amounts payable to Covered Securityholders pursuant to the Company Plans (a) are being paid or granted as compensation for past services performed, future services to be performed or future services to be refrained from performing by the Covered Securityholders (and matters incidental thereto) and (b) are not calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. The Compensation Committee of the Company Board (the “Compensation Committee”) (each member of which the Company Board determined is an “independent director” within the meaning of the NASDAQ rules and is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act) (i) at a meeting duly called and held at which all members of the Compensation Committee were present, duly and unanimously adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”) (w) each Company Stock Plan, (x) the treatment of the Company Stock Options in accordance with the terms set forth in this Agreement, the applicable Company Stock Plan and any applicable Company Plans, (y) the terms of Section 7.10 of this Agreement and (z) each other Company Plan, which resolutions have not been rescinded, modified or withdrawn in any way, and (ii) has taken all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements.

Section 5.29 Voting Requirements. Unless Section 253 of the DGCL shall be applicable, the Company Stockholder Approval is the only vote of the holders of any class or series of capital stock of the Company necessary for the Company to adopt this Agreement and approve the transactions contemplated hereby.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 6.1 Organization and Qualification. Each of Parent and Merger Sub is a corporation, duly organized and validly existing under the Laws of the State of Delaware. Each of Parent and Merger Sub has the requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, where such concept is applicable, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not have a Parent Material Adverse Effect.

Section 6.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by each of Parent and Merger Sub, and the consummation by each of Parent and Merger Sub of the transactions provided for herein have been duly and validly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, and no other corporate proceeding is necessary for the execution and delivery of this Agreement by either Parent or Merger Sub, the performance by each of Parent and Merger Sub of their respective obligations hereunder and the consummation by each of Parent and Merger Sub of the transactions provided for herein. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming this Agreement is a valid and binding obligation of the Company, this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy Exception.

Section 6.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Offer and the Merger, will not, (i) conflict with or violate any provision of the certificate of incorporation or by-laws of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations described in Section 5.3(b) will have been obtained prior to the Acceptance Time and all filings and notifications described in Section 5.3(b) will have been made and any waiting periods thereunder will have terminated or expired prior to the Acceptance Time, conflict with or violate any Law or Order, applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected or (iii) result in any breach of, any loss of any benefit under, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to any Contract, except, with respect to clauses (ii) and (iii), for matters that, individually or in the aggregate, would not have a Parent Material Adverse Effect.

(b) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Offer and the Merger, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other Person, except (i) for any consent, approval, authorization, filing or notification required under the Exchange Act, any applicable Blue Sky Laws, the rules and regulations of the NASDAQ, (ii) for the Required Antitrust Approvals, (iii) for the filing and recordation of the Certificate of Merger as required by the DGCL and (iv) where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications, individually or in the aggregate, would not have a Parent Material Adverse Effect.

Section 6.4 Litigation. As of the date hereof, there is no Action pending or to the Knowledge of Parent, threatened against Parent or Merger Sub which seeks to, or would reasonably be expected to prevent or materially impair or delay the consummation of the Merger or any of the other transactions provided for herein.

Section 6.5 Ownership of Merger Sub; No Prior Activities. Parent directly or indirectly owns one hundred percent (100%) of the issued and outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 6.6 Available Funds. Parent and Merger Sub, collectively, will have available to them at the expiration of the Offer and the Effective Time the funds necessary to accept or cause to accept for payment and pay or cause to pay for any shares of Company Common Stock pursuant to the Offer and consummate the Merger and the other transactions and obligations contemplated hereby.

Section 6.7 Interested Stockholder; Ownership of Shares.

(a) Prior to the Company Board approving this Agreement, the Offer, the Merger and the other transactions contemplated hereby for purposes of the applicable provisions of the DGCL, neither Parent nor Merger Sub, alone or together with any other Person, was at any time, or became, an “interested shareholder,” thereunder or has taken any action that would cause any anti-takeover statute under the DGCL to be applicable to this Agreement, the Offer, the Merger, or any transactions contemplated by this Agreement.

(b) Immediately prior to the date of this Agreement, none of Parent, Merger Sub or their controlled affiliates owns (directly or indirectly, beneficially or of record) any shares of Common Stock and none of Parent, Merger Sub or their controlled affiliates holds any rights to acquire or vote any shares of Common Stock except pursuant to this Agreement and the Convertible Senior Debt.

Section 6.8 Disclosure Documents.

(a) The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement, or any amendment or supplement thereto, is first mailed to Company Stockholders and at the time of the meeting of Company Stockholders to consider this Agreement and at the Effective Time, and (ii) in the case of any Company Disclosure Document other than the Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.

(b) The Schedule TO, when filed, and the Offer Documents, when distributed or disseminated, will comply as to form in all material respects with the applicable requirements of the Exchange Act and, at the time of such filing, at the time of such distribution or dissemination and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that the representations and warranties contained in this Section 6.8 will not apply to statements or omissions included in the Schedule TO and the Offer Documents based upon information furnished to Parent or Merger Sub by the Company for use therein.

Section 6.9 Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer, the Merger or any of the other transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company would have any liability prior to Closing.

Section 6.10 Absence of Certain Arrangements. There are no Contracts between Parent or Merger Sub, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the transactions contemplated by this Agreement.

Section 6.11 No Additional Representations. Except for the representations and warranties made by Parent and Merger Sub in this Agreement or any other agreement contemplated hereby, neither Parent, Merger Sub nor any other Person makes any express or implied representation or warranty with respect to Parent or Merger Sub, or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement, any other agreement contemplated hereby or the transactions contemplated hereby and thereby, and Parent and Merger Sub hereby disclaim any such other representations and warranties.

ARTICLE VII

COVENANTS

Section 7.1 Conduct of Business by the Company Pending the Closing.

(a) The Company agrees that, between the date of this Agreement and the earlier to occur of the termination of this Agreement pursuant to Section 9.1 or Section 9.2 or the Effective Time (such time period, the “Interim Period”), except as expressly set forth in Section 7.1(a) of the Company Disclosure Schedule, as otherwise expressly permitted or contemplated by this Agreement, as required by applicable Law or as consented to in writing in advance by Parent (in its sole discretion), the Company will, and will cause each Company Subsidiary to; (i) conduct its business in the ordinary course consistent with past practice and (ii) use its reasonable best efforts to keep available the services of its officers, employees and contractors and to preserve the business relationships of the Company and each Company Subsidiary with each of the customers, suppliers and other Persons with whom the Company or any Company Subsidiary has business relations. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 7.1 of the Company Disclosure Schedule, as otherwise expressly permitted or contemplated by this Agreement, as required by applicable Law or as consented to in writing in advance by Parent (in its reasonable discretion), the Company shall not, and shall not permit any Company Subsidiary to, during the Interim Period, directly or indirectly, take any of the following actions:

(i) unless in the ordinary course of business, materially amend or change the Company Certificate of Incorporation, the Company By-laws or equivalent organizational documents of any Company Subsidiary;

(ii) issue, deliver, sell, pledge, transfer, encumber or otherwise dispose, or authorize, propose or agree to the issuance, delivery, sale, pledge, transfer, encumbrance or disposition of, or amend the terms of or rights of holders of, any shares of its capital stock or other Equity Interests, or other Equity Interests (other than the issuance of Company Common Stock pursuant to the exercise of Company Options existing and outstanding on the date hereof and on the terms in effect on the date hereof);

(iii) declare, set aside, establish a record date for, make or pay any dividend or any other distribution on (whether payable in cash, stock, property or a combination thereof), any shares of its capital stock or any of its Equity Interests, except in connection with any cashless exercise or similar transactions pursuant to the exercise of Company Stock Options in accordance with this Agreement or enter into any agreement with respect to the voting of its Equity Interests;

(iv) adjust, reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire or offer to acquire, directly or indirectly, any of its capital stock or other Equity Interests, or securities convertible or exchangeable into or exercisable for any of its capital stock or other Equity Interests, except pursuant to the exercise or settlement of Company Stock Options, employee severance, retention, termination, change of control and other contractual rights existing on the date hereof on the terms in effect on the date hereof;

(v) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets thereof, or make any loan, advance or capital contribution to, or investment in, any Person or any division thereof;

(vi) redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify the terms of, any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for borrowed money, except for (A) indebtedness incurred under the Company’s existing credit facilities (including letters of credit) not in excess of $58,800,000, (B) indebtedness for borrowed money in a principal amount not in excess of $70,800,000 for all such indebtedness by the Company and the Company Subsidiaries in the aggregate (including indebtedness incurred under the Company’s existing credit facilities pursuant to the preceding clause (A) and the Convertible Subordinated Debt), and (C) indebtedness owed by any wholly-owned Company Subsidiary to the Company or any other wholly-owned Company Subsidiary; provided that any indebtedness for borrowed money incurred or otherwise acquired, or modified, or assumed under this Section 7.1(a)(vi) shall be subject to prepayment without penalty at any time;

(vii) grant any Lien on any of its assets, other than Liens granted in connection with any indebtedness permitted under Section 7.1(a)(vi);

(viii) (A) enter into, terminate, accelerate or materially amend or modify (other than in the ordinary course of business) any Company Material Contract or Contract that, if in effect on the date hereof, would have been a Company Material Contract, (B) waive any term of or any material default under, or (A) release, settle or compromise any material claim against the Company or liability or obligation owing to the Company under, any Company Material Contract, or (B) enter into any Contract which contains a change of control or similar provision in favor of the other party or parties thereto or would otherwise require a payment or give rise to any rights to such other party or parties in connection with the Offer, the Merger and/or the other transactions contemplated in this Agreement;

(ix) sell, transfer, lease, license, assign or otherwise dispose of (including, by merger, consolidation, or sale of stock or assets) any entity, business, assets, rights or properties of the Company or any Company Subsidiary having a current value in excess of $100,000 in the aggregate, or, except non-exclusive licenses granted to customers in the ordinary course of business, any material Company Intellectual Property (including any disposition as a result of any failure to pay maintenance fees, any abandonment, expiration or lapse of any material Company Intellectual Property, or any material disclosure of trade secret or other confidential information to any Person other than pursuant to appropriate confidentiality agreements);

(x) other than in the ordinary course of the Company’s business or as set forth in the Company’s 2012 operating plan made available to Parent and Merger Sub (the “2012 Operating Plan”), authorize, or make any commitment with respect to, any single expenditure in excess of $100,000 or any capital expenditures for the Company and the Company Subsidiaries in excess of $1,000,000 in the aggregate;

(xi) enter into any new line of business outside of its existing business segments or discontinue any line of business within any existing business segment or otherwise cease operations in any material business line within any existing material business segment;

(xii) (A) except to the extent required by applicable Law or by written agreements existing on the date of this Agreement that have been disclosed or made available to Parent, grant or announce any stock option, equity or incentive awards or the increase in the salaries, bonuses, severance, termination pay or other compensation and benefits payable by the Company or any Company Subsidiary to any of the employees, officers, directors, stockholders or other service providers of the Company or any Company Subsidiary, (B) hire any new employees, unless such hiring is in the ordinary course of business consistent with past practice and is with respect to employees having an annual base salary and incentive compensation opportunity not to exceed $150,000,

(C) except to the extent required by applicable Law or by written agreements existing on the date of this Agreement that have been disclosed or made available to Parent, pay or agree to pay any pension, retirement allowance, termination or severance pay, bonus or other employee benefit not required by any existing Company Plan or other agreement or arrangement in effect on the date of this Agreement to any employee, officer, director, stockholder or other service provider of the Company or any of its Subsidiaries, whether past or present, or take any action to accelerate vesting of any right to compensation or benefits, (D) except to the extent required by applicable Law or by written agreements existing on the date of this Agreement that have been disclosed or made available to Parent, enter into or amend any Contracts of employment or any consulting, bonus, severance, retention, retirement or similar agreement, (E) except as required to ensure that any Company Plan is not then out of compliance with applicable Law, enter into or adopt any new, or materially increase benefits under or renew, amend, modify or terminate any existing Company Plan or benefit arrangement or any collective bargaining agreement, or (F) take any action to accelerate any rights, benefits or the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation (other than as contemplated by this Agreement);

(xiii) communicate with employees of the Company or any Company Subsidiary regarding the compensation, benefits or other treatment that they will receive in connection with the transactions contemplated hereby or from the Surviving Corporation after the consummation thereof, unless any such communications are not inconsistent with the terms of the transactions contemplated hereby or prior directives or documentation provided to the Company by Parent;

(xiv) other than pursuant to the 2012 Operating Plan, pay, discharge, settle, satisfy, waive or compromise any material claims, obligations (absolute, accrued, contingent or otherwise) or any pending or threatened Action of or against the Company, any of the Company Subsidiaries or any of its or their respective directors or officers (including any Action that is brought by any current, former or purported holder of any capital stock or debt securities of the Company or any Company Subsidiary relating to the transactions contemplated by this Agreement), other than (A) performance of contractual obligations in accordance with their terms, (B) payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice, (C) payment, discharge, settlement or satisfaction in accordance with their terms, of claims, liabilities or obligations that have been (x) disclosed in the most recent financial statements of the Company included in the Company SEC Filings filed prior to the date hereof to the extent of such disclosure or (y) incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or (D) settlements for an amount not in excess of $50,000 individually or $100,000 in the aggregate and that would not impose any material restrictions on the business or operations of the Company or any Company Subsidiary;

(xv) except as may be required by GAAP or other applicable financial or accounting requirement, or as a result of a change in Law, make any change in accounting principles, policies, practices, procedures or methods;

(xvi) change any method of Tax accounting, make, change or revoke any Tax election, file any material amended Tax Return, settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;

(xvii) fail to maintain in full force and effect material insurance policies covering the Company and the Company Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice;

(xviii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger or any merger or consolidation among wholly owned Subsidiaries of the Company);

(xix) adopt or implement a stockholder rights plan or similar arrangement;

(xx) implement any employee layoffs that could implicate the WARN Act;

(xxi) conduct the Company’s operations in the PJM capacity market other than in the ordinary course, or offer capacity in the 2015/2016 PJM Base Residual Auction, to be conducted in May, 2012, which would not have a reasonable certainty of PJM accepting at least 850 MW of capacity from the Company or its Affiliates; HIG recognizes the Company plans to structure their bidding process to maximize the profitability of the 2015/2016 portfolio and agrees to review the bidding strategy with the Company prior to the auction to the extent the Company’s strategy indicates a likelihood that the strategy will result in clearing less than 850 MW’s. HIG agrees to evaluate any alternative strategy, in good faith, and reserves the right, at its sole discretion, to accept a modified bidding strategy, or

(xxii) knowingly commit, authorize or agree to take any of the foregoing actions or enter into any letter of intent (whether binding or non-binding) or similar agreement or arrangement with respect to any of the foregoing actions.

(b) Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or any Company Subsidiary prior to the Acceptance Time. Prior to the Acceptance Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 7.2 Company Stockholders’ Meeting; Proxy Statement.

(a) If approval of the Company Stockholders is required under applicable Law in order to consummate the Merger, as promptly as practicable following the later of the Acceptance Time or the expiration of any subsequent offering period provided in accordance with Rule 14d-11 promulgated under the Exchange Act, the Company, acting through the

Company Board, shall, in accordance with applicable Law and the Company Certificate of Incorporation and the Company By-Laws (i) establish a record date for, call, give notice of, convene and hold a meeting of the Company Stockholders (the “Company Stockholders’ Meeting”) for the purpose of voting upon the approval of this Agreement in accordance with the DGCL. Notwithstanding anything to the contrary set forth in this Agreement, the Company’s obligation to establish a record date for, call, give notice of, convene and hold the Company Stockholders’ Meeting pursuant to this Section 7.2 shall not be limited to, or otherwise affected by, the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal. The Company shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Laws.

(b) In connection with the Company Stockholders’ Meeting, the Company shall prepare and file with the SEC a proxy statement, letter to stockholders, notice of meeting and form of proxy accompanying the Proxy Statement that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Company Stockholders’ Meeting, and any schedules required to be filed with the SEC in connection therewith (collectively, as amended or supplemented, the “Proxy Statement”). The Company and Parent, as the case may be, shall furnish all information concerning the Company or Parent as the other party hereto may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. Subject to all applicable Laws, the Company shall use reasonable best efforts to cause the Proxy Statement to be cleared by the SEC and disseminated to the Company Stockholders as promptly as practicable following the filing thereof with the SEC. The Company shall provide Parent, Merger Sub and their counsel reasonable opportunity to review and comment on the Proxy Statement and all other materials used in connection with the Merger that (i) constitute “proxy materials” or “solicitation materials” as those terms are used in Rules 14a-1 through 14a-17 promulgated under the Exchange Act or (ii) are otherwise used for the “solicitation” of “proxies” as those terms are defined in Rule 14a-1 promulgated under the Exchange Act, in each case prior to the filing thereof with the SEC or the dissemination thereof to Company Stockholders. The Company shall advise Parent, promptly after it receives notice thereof, of any request by the SEC or its staff for an amendment or revisions to the Proxy Statement, or comments thereon and responses thereto, or requests by the SEC or its staff for additional information in connection therewith. If at any time prior to the Company Stockholders’ Meeting, any information relating to the Company or Parent, or any of their respective directors, officers or Affiliates, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party or parties hereto, as the case may be, and an appropriate amendment or supplement to the Proxy Statement describing such information shall be promptly prepared and filed with the SEC and, to the extent required by applicable Law, disseminated to the Company Stockholders. The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the NASDAQ.

(c) Subject to the terms of Section 7.5(f), the Company shall include in the Proxy Statement the Company Board Recommendation (other than with respect to the Offer).

(d) Each of Parent and Merger Sub shall vote all shares of Company Common Stock acquired in the Offer (or otherwise beneficially owned by it or any of its respective Subsidiaries as of the applicable record date) in favor of the approval of this Agreement in accordance with Delaware Law at the Company Stockholders’ Meeting or otherwise.

(e) Unless the Merger can be consummated in accordance with Section 253 of the DGCL as contemplated by Section 7.3, following the Acceptance Time, Parent may notify the Company whether Parent intends to adopt this Agreement by executing an action by written consent, signed by Parent and/or its Affiliates that own issued and outstanding shares of Company Common Stock, as the holders of a majority of the issued and outstanding shares of Company Common Stock pursuant to Section 228 of the DGCL (the “Parent Stockholders Consent”). Upon receipt of such notice, the Company shall, in accordance with and subject to the requirements of applicable Law, as promptly as practicable after the execution and delivery of the Parent Stockholders Consent, file an information statement relating to such Parent Stockholders Consent to be sent to the Company Stockholders, and any schedules required to be filed with the SEC in connection therewith (collectively, as amended or supplemented, the “Information Statement”) in lieu of the Proxy Statement and take such other actions specified in Section 7.2(a) with respect to the Information Statement in place of with respect to the Proxy Statement.

Section 7.3 Short-Form Merger. Notwithstanding the provisions of Section 7.2 hereof, in the event that Merger Sub shall acquire at least ninety percent (90%) of the issued and outstanding shares of Company Common Stock pursuant to the Offer or otherwise and otherwise holds at least ninety percent (90%) of all other classes of capital stock of the Company, if any (including as a result of the exercise of the Top-Up Option) (the “Short-Form Threshold”), subject to Section 8.1(c), the Parties shall take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of the DGCL, as promptly as reasonably practicable after such acquisition, without a meeting of the Company Stockholders.

Section 7.4 Access to Information; Confidentiality.

(a) Access to Information. During the Interim Period, the Company shall, and shall instruct each Company Subsidiary and each of its and their respective Representatives (collectively, “Company Representatives”) to: (i) provide to Parent and Merger Sub and each of their respective Representatives (collectively, “Parent Representatives”) access at reasonable times during normal business hours, upon reasonable prior notice, to the officers, employees, agents, properties, offices, customers, suppliers and other facilities of the Company or such Company Subsidiary and to the books and records thereof (which access, for the avoidance of doubt, shall include the ability of Parent and Merger Sub to conduct reasonable transition and integration planning activities) and (ii) furnish or cause to be furnished such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent, Merger Sub or any Parent Representative may reasonably request; provided, however, until the Effective Time, the Company shall not be required to (x) furnish, or provide any access to, any information to any Person not a party to, or otherwise covered by, the NDA or any similar agreement with respect to such information or (y) provide access to or furnish any information if doing so would violate any applicable Law; provided, however, that such access and information shall be disclosed or granted, as applicable, to external counsel for Parent to the extent required for the purpose of complying with applicable Laws, including Antitrust Laws.

(b) Interim Financial Information. During the Interim Period, the Company shall provide to Parent within fifteen (15) calendar days after the end of each calendar month, interim monthly financial statements (including the income and cash flow statements) and financial forecasts or projections for the Company and each Company Subsidiary (collectively, the “Interim Financial Statements”). The Interim Financial Statements shall be prepared in a manner consistent with the audited financial statements as described in Section 5.5(b) and consistent with the format set forth in Section 7.4(b)(i) of the Company Disclosure Schedule. Section 7.4(b)(ii) of the Company Disclosure Schedule sets forth those consolidated financial statements of the Company and the Company Subsidiaries (both audited and unaudited) provided by the Company to Parent as of the date hereof.

(c) Confidentiality and Restrictions. With respect to the information disclosed pursuant to Section 7.4(a) and Section 7.4(b), the Parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the NDA or any similar agreement entered into between the Company and any Person to whom the Company, any Company Subsidiary or any Company Representative provides information pursuant to this Section 7.4. Upon any termination of this Agreement and/or upon any irrevocable withdrawal of this Offer by Parent and/or Merger Sub, Parent and Merger Sub shall deliver to the Company or destroy (and shall use their respective reasonable efforts to cause their agents to deliver to the Company or destroy) any and all copies and any extracts or summaries from such information disclosed pursuant to Section 7.4(a) and Section 7.4(b) then in their possession or control and provide written certification by authorized officers of Parent and Merger Sub of such delivery or destruction. The NDA shall continue in full force and effect in accordance with its terms until the earlier of the Acceptance Time or the expiration of the NDA according to its terms.

Section 7.5 Acquisition Proposals; Go-Shop Period.

(a) Go-Shop Period. Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Eastern time) on April 25, 2012 (the “Go-Shop Period”), which may be extended by the Go-Shop Extension (defined below), the Company and the Company Subsidiaries and the Company Representatives shall have the right to (acting under the direction of the Strategy Committee of the Company Board): (i) initiate, solicit and encourage any offers, proposals or other inquiries or expressions of interest reasonably related to, or that could reasonably be expected to lead to, an Acquisition Proposal, the request of any non-public information from, or the seeking of any initiation or continuation of discussions or negotiations with the Company or any Company Representative on or following the date hereof (any of the foregoing other than an Acquisition Proposal, an “Inquiry”) or the making of any proposals or offers that could constitute Acquisition Proposals, including by way of providing access to non-public information to any Person pursuant to an Acceptable Confidentiality Agreement (it being understood that such confidentiality agreements need not prohibit the making or amendment of an Acquisition Proposal); provided that the Company shall promptly make available to Parent and Merger Sub any material non-public information concerning the Company or the Company

Subsidiaries that the Company provides to any Person given such access that was not previously made available to Parent or Merger Sub, (ii) engage or enter into, continue or otherwise participate in any discussions or negotiations with any Persons or groups of Persons with respect to any Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals, and (iii) having complied with Section 7.5(f), authorize, adopt, approve, recommend, or otherwise declare advisable or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) any such Acquisition Proposal. If the Company receives an Acquisition Proposal during the Go-Shop Period, the Company may extend the Go-Shop Period for a period of time not to exceed ten (10) calendar days in order to continue discussions with the Excluded Parties (the “Go-Shop Extension”).

(b) No Solicitation or Negotiation. The Company and the Company Subsidiaries and their respective officers and directors shall, and the Company shall cause its and the Company Representatives to, (i) immediately cease any discussions or negotiations with any Persons with respect to an Acquisition Proposal (A) if the Company does not exercise the Go-Shop Extension, at 12:00 a.m. on April 26, 2012 or (B) if the Company exercises the Go-Shop Extension, at 12:00 a.m. on May 6, 2012 (as applicable, the “No-Shop Period Start Date”), and (ii) from the No-Shop Period Start Date until the earlier of the Acceptance Time and the termination of this Agreement in accordance with Article IX, not (A) initiate, solicit, propose or encourage or facilitate (including by providing information or granting any waiver, amendment or release under any standstill or confidentiality agreement or Takeover Provisions or otherwise) any inquiries or the making of any proposal or offer that could constitute an Acquisition Proposal, (B) engage in, enter into, continue or otherwise participate in any discussions or negotiations regarding or that would reasonably be expected to lead to, or provide any non-public information or data concerning the Company or the Company Subsidiaries to any Person or group of Persons relating to, any Acquisition Proposal, (C) otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make an Acquisition Proposal, (D) approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Acquisition Proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, or (E) resolve to propose, agree or publically announce an intention to do any of the foregoing. Any breach by Company Representatives of this Section 7.5(b) shall be deemed to be a breach by the Company.

(c) Conduct Following No-Shop Period Start Date. Notwithstanding anything to the contrary contained in Section 7.5(b), if at any time following the No-Shop Period Start Date and prior to, but not after, the Acceptance Time, the Company Board may, in response to unsolicited bona fide, written Acquisition Proposal which did not result from or arise in connection with a breach (or the making thereof causes a breach) of Section 7.5(b) (i) furnish nonpublic information to any Third Party making such an Acquisition Proposal (provided, however, that (1) prior to so furnishing such information, the Company receives from the Third Party an executed Acceptable Confidentiality Agreement and (2) any such information that has not been provided to Parent or Merger Sub shall be provided to Parent or Merger Sub as promptly as reasonably practicable after it is provided to such Third Party), and (ii) engage in discussions or negotiations with such Third Party with respect to such Acquisition Proposal only if and after: (x) the Company Board determines in good faith, after consultation with its financial and legal advisors, that the unsolicited bona fide, written Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal, and (y) the Company Board determines in good faith, after consultation with legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law. Prior to taking any of the actions referred to in this Section 7.5(c), the Company shall notify Parent and Merger Sub orally and in writing that it proposes to furnish non-public information and/or enter into discussions or negotiations as provided in this Section 7.5(c).

(d) Definitions. For purposes of this Agreement:

(i) “Acceptable Confidentiality Agreement” means a confidentiality agreement (with a term of at least one year) with terms no less favorable to the Company in any substantive respect than those contained in the NDA; provided that such confidentiality agreement shall expressly not prohibit, or adversely affect the rights of the Company thereunder upon, compliance by the Company with any provision of this Agreement, and no such agreement may provide for the reimbursement of any expenses by the Company.

(ii) “Acquisition Proposal” means (i) any inquiry, proposal or offer with respect to a merger, consolidation, business combination or similar transaction involving the Company or any of the Company Subsidiaries which would result in any Person or group of Persons becoming the beneficial owner, directly or indirectly, of more than 15% of the consolidated total assets (including, equity securities of its Subsidiaries) of the Company or (ii) any acquisition by any Person or group of Persons resulting in, or inquiry, proposal or offer to acquire by tender offer, share exchange or in any manner which if consummated would result in, any Person or group of Persons becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, more than 15% of the total voting power or of any class of equity securities of the Company, or more than 15% of the consolidated total assets (including, equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

(iii) “Excluded Parties” means any Person with whom the Company has been engaged during the Go-Shop Period regarding a transaction that the Board reasonably believes could lead to a Superior Proposal.

(iv) “Superior Proposal” means any bona fide written Acquisition Proposal which is not solicited or received in violation of this Section 7.5 with the percentages set forth in the definition of such term changed from 15% to 100% with respect to total assets and from 15% to 75% with respect to total voting power) that the Strategy Committee determines in good faith, after consultation with its outside legal counsel and financial advisors (w) provides the Company’s stockholders with consideration having a value per Share that exceeds the Offer Price, (x) would result in a transaction, if consummated, that would be more favorable to the holders of Company Common Stock (taking into account all facts and circumstances, including all legal, financial, regulatory and other aspects of the proposal than the transactions contemplated hereby, (y) is reasonably likely to be consummated in a timely manner (taking into account all legal, financial, regulatory and other relevant considerations), and (z) is not subject to a financing condition or contingency (in each case taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of determination).

(e) No Change in Recommendation or Alternative Acquisition Agreement. Except as expressly provided by Section 7.5(f), at any time after the date hereof, neither the Company Board nor any committee thereof shall, nor shall it cause or permit the Company or any Company Subsidiary or any of its or their respective Representatives to:

(i) withhold, withdraw (or not continue to make), qualify or modify (or publicly propose or resolve to withhold, withdraw (or not continue to make), qualify or modify), in any manner adverse to Parent or Merger Sub, the Company Board Recommendation with respect to the Offer or the Merger, or cause or permit the Strategy Committee Recommendation to be less than unanimous;

(ii) adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) an Acquisition Proposal;

(iii) (A) fail to publicly recommend against any Acquisition Proposal which has become publicly known (B) fail to publicly reaffirm the Company Board Recommendation, in each case of (A) and (B) within two (2) Business Days after Parent so requests in writing:

(iv) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal subject to Regulation 14D under the Exchange Act within ten (10) Business Days after the commencement of such Acquisition Proposal;

(v) fail to include the Company Board Recommendation in the Schedule 14D-9 and the Proxy Statement;

(vi) enter into any letter of intent, memorandum of understanding or similar document or Contract relating to any Acquisition Proposal (other than any Acceptable Confidentiality Agreement entered into in accordance with Section 7.5(c)), including any Alternative Acquisition Agreement; or

(vii) take any other action or make any other public statement that is inconsistent with the Company Board Recommendation (any action described in clauses (i) through (vii), a “Company Adverse Recommendation Change”).

(f) Company Board Recommendation. Notwithstanding anything to the contrary set forth in Section 7.5(e), at any time prior to the Acceptance Time, if the Company has received a bona fide written Acquisition Proposal following the date of this Agreement from any Person that is not withdrawn and that the Company Board concludes in good faith constitutes a Superior Proposal, the Company Board may effect a Company Adverse Recommendation Change and cause the Company to terminate this Agreement and enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, if and only if:

(i) the Company Board determines in good faith, after consultation with outside legal counsel, that failure to do so would violate its fiduciary obligations under applicable Laws;

(ii) the Company shall have complied with its obligations under this Section 7.5;

(iii) the Company shall have provided prior written notice (a “Determination Notice”) to Parent at least three (3) Business Days in advance (the “Notice Period”), to the effect that the Company Board has received a bona fide written Acquisition Proposal that is not withdrawn and that the Company Board has concluded in good faith constitutes a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Company Board has resolved to effect a Company Adverse Recommendation Change and/or to terminate this Agreement pursuant to this Section 7.5(f), which notice shall specify the basis for such Company Adverse Recommendation Change or termination, including the identity of the party making the Superior Proposal and the material terms thereof;

(iv) prior to effecting such Company Adverse Recommendation Change or termination, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, (1) negotiate with Parent and the Parent Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that such Acquisition Proposal would cease to constitute a Superior Proposal, and (2) permit Parent and the Parent Representatives to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent Parent desires to make such presentation); provided, that in the event of any material revisions to the Acquisition Proposal that the Company Board has determined to be a Superior Proposal, the Company shall be required to deliver a new Determination Notice to Parent and to comply with the requirements of this Section 7.5 (including Section 7.5(f)) with respect to such new Determination Notice and the revised Superior Proposal contemplated thereby and in that event the Notice Period shall extend until the later of (x) expiration of the then pending Notice Period or (y) the date that is three (3) Business Days from the date of the Determination Notice following such material revisions to the Acquisition Proposal;

(v) the Company shall have validly terminated this Agreement in accordance with either Section 9.1(c)(i) or Section 9.1(c)(iii), as applicable, including the payment of the Company Go-Shop Termination Fee, in accordance with Section 9.4(b)(i) or the Company Termination Fee, in accordance with Section 9.4(b)(ii); provided, however, that, notwithstanding anything to contrary in this Section 7.5(f), the Company may not enter into an Alternative Acquisition Agreement or terminate this Agreement pursuant to Section 9.1(c)(iii) unless and until Merger Sub has not accepted for payment the shares tendered pursuant to the Offer by 9:00 a.m. (Eastern time) on the first (1st) Business Day following the next scheduled expiration of the Offer occurring following the date the Company Adverse Recommendation Change was made following the expiration of the applicable Notice Period; and

(vi) the Company shall, if validly requested by Parent in accordance with the terms of the Note Purchase and Security Agreement dated as of March 26, 2012, have repaid the outstanding principal balance of the Convertible Subordinated Debt within three (3) business days of any termination of this Agreement.

None of the Company, any Company Subsidiary, the Company Board or any committee of the Company Board shall enter into any agreement with any Person to limit or not to give prior notice to Parent of its intention to effect a Company Adverse Recommendation Change or to terminate this Agreement in light of a Superior Proposal.

(g) Notice. The Company shall promptly (and, in any event, within one (1) Business Day) notify Parent if any bona fide Acquisition Proposal, offers, proposals or other inquiries or expressions of interest reasonably related to, or that would could reasonably be expected to lead to, an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any Company Representative on or following the date hereof, including any renewal or revision to such a previously made Acquisition Proposal. Such notice shall indicate the material terms and conditions of such Acquisition Proposal (including, if applicable, copies of any written materials provided, including proposed agreements), thereafter shall keep Parent reasonably informed, on a prompt basis and at least once each calendar day, of the status and terms of any such Acquisition Proposal (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

(h) Takeover Provisions. No Company Adverse Recommendation Change shall change the approval of the Company Board for purposes of causing any Takeover Provision to be inapplicable to the transactions contemplated by this Agreement. The Company has not granted and will not grant any waiver under any Existing Confidentiality Agreement to which the Company or any Company Subsidiary is a party and has not permitted and will not permit any counterparty to any such agreement to deviate from compliance with the terms thereof. The Company shall promptly notify Parent of any breach of any Existing Confidentiality Agreement (including the standstill provisions thereof) by the counterparty thereto, or any request by the counterparty to any Existing Confidentiality Agreement that the Company or the Company Board waive the standstill provision thereof or authorize or give permission to such counterparty to take actions that would otherwise be prohibited by the standstill provisions thereof. To the extent Parent and/or the Company believes that there has been a breach of any Existing Confidentiality Agreement by the counterparty thereto, the Company shall take all necessary actions to enforce, to the fullest extent permitted under applicable Law, such Existing Confidentiality Agreement, including by obtaining an injunction to prevent any material breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

Section 7.6 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, Parent and the Company shall cooperate with each other and use (and shall cause their respective Subsidiaries and Representatives to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to cause the conditions set forth in Article VIII to be satisfied and to consummate and make effective the Offer, the Merger and the other transactions contemplated hereby as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, approvals, registrations, authorizations, waivers, material Permits and Orders necessary or advisable to be obtained from any Third Party and/or any Governmental Entity (including pursuant to the HSR Act and any other Required Antitrust Approval) in order to consummate the Offer, the Merger or any of the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable following the date of this Agreement, (ii) make all necessary notifications, filings or registrations necessary to obtain the other Required Antitrust Approvals as promptly as practicable following the date of this Agreement, (iii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other Required Antitrust Approvals, and (iv) use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 7.6 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act or other Antitrust Laws as soon as practicable. Without limiting the foregoing, the parties shall request and shall use reasonable best efforts to obtain early termination of the waiting period under the HSR Act and any other Antitrust Laws, to the extent applicable. Notwithstanding anything to the contrary contained in this Agreement, the Parties hereby agree and acknowledge that neither this Section 7.6 nor the “reasonable best efforts” standard shall require, or be construed to require Parent or any of its Subsidiaries or other Affiliates, and the Company shall not without Parent’s prior written consent, in either case in order to obtain any required approval from any Governmental Entity or otherwise to: (i) (A) sell, lease, license, transfer, dispose of, divest or otherwise encumber, or hold separate pending any such action, or (B) propose, negotiate or offer to effect, or consent or commit to, any such sale, leasing, licensing, transfer, disposal, divestiture or other encumbrance, or holding separate, before or after the Acceptance Time or the Effective Time, of any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or the Surviving Corporation (or any of their respective Subsidiaries or other Affiliates), or (ii) take or agree to take any other action or agree or consent to any limitations or restrictions on freedom of actions with respect to, or its ability to retain, or make changes in, any such assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or the Surviving Corporation (or any of their respective Subsidiaries or other Affiliates).

(b) Each of Parent and the Company shall use reasonable best efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, material Permits, authorizations, advance ruling certificates, no-action letters, waivers or approvals are required or advisable to be obtained from, any third parties or Governmental Entities under any other applicable Laws, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger and (B) timely making all such required filings and timely seeking all such required consents, Permits, authorizations, advance ruling certificates, no-action letters or approvals.

(c) Each of Parent and the Company shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters, and arrange any meetings, as may be reasonably necessary or advisable (i) in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Third Party and/or any Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated by this Agreement, or (ii) in connection with the arrangement by Parent of any debt financing for the transactions contemplated by this Agreement. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(d) Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or any Parent Representative, or the Company or any Company Subsidiary or Company Representative, as the case may be, from any Third Party and/or any Governmental Entity with respect to the Offer, the Merger and the other transactions contemplated hereby this Agreement. After the Acceptance Time, neither the Company nor Parent shall permit any of its officers or any of its other Representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat.

(e) In furtherance and not in limitation of the covenants of the Parties contained in Section 7.6(a) through Section 7.6(d), if any objections are asserted with respect to the transactions contemplated hereby under any Law or if any Action is instituted (or threatened to be instituted) by the Federal Trade Commission, the Department of Justice or any other applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each Party shall use its reasonable best efforts to contest, resist and resolve any such objections or Actions, and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement so as to permit consummation of the transactions contemplated by this Agreement.

(f) The Company shall, and shall cause the Company Subsidiaries to (to the extent necessary), use its reasonable best efforts to assist Merger Sub in obtaining title insurance policies and surveys (including, without limitation, providing the title company with any affidavit, indemnity or other assurances requested by the title company to issue such title insurance policies) in form and substance reasonably acceptable to the title company, Parent, Merger Sub and their respective lenders.

Section 7.7 Notices of Certain Events. From and after the date of this Agreement until the Effective Time, each of the Company and Parent shall promptly notify the other orally and in writing of (i) any change, event, circumstance or occurrence that, individually or in the aggregate, would reasonably be expected to cause (x) the occurrence or existence of any of the facts, events or circumstances described in the conditions to the Offer set forth on Annex A or (y) the failure to satisfy any condition to the obligations of any Party to effect the Merger set forth in Article VIII, (ii) any Action commenced or, to any Party’s knowledge, threatened against, such Party or any of its Subsidiaries or Affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Offer, the Merger or any other transaction contemplated hereby (the “Transaction Litigation”), or (iii) the failure of any such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which, individually or in the aggregate, would reasonably be expected to result in the occurrence or existence of any of the facts, events or circumstances described in condition to the Offer set forth on Annex A or the failure to satisfy any of the conditions to the Merger set forth in Article VIII; provided, however, that the delivery of any notice pursuant to this Section 7.7 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party.

Section 7.8 Transaction Litigation. The Company and Parent shall give each other the opportunity to participate in the defense, settlement and/or prosecution of any Transaction Litigation; provided, that neither the Company nor any Company Subsidiary or Company Representative shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation or consent to the same unless Parent shall have consented in writing; and provided, further, that after the Acceptance Time, the Company shall cooperate with Parent with respect to, and, if requested by Parent, use its reasonable best efforts to settle, any unresolved Transaction Litigation in accordance with Parent’s direction.

Section 7.9 Publicity.

(a) The initial press release regarding the execution of this Agreement and the transactions contemplated hereby shall be a joint press release by the Company and Parent. Thereafter, the Parties shall consult with each other before issuing any press release or making any public announcement primarily relating to this Agreement or the transactions contemplated hereby and, except for any press release or public announcement as may be required by applicable Law, court process or any listing agreement with any national securities exchange (and then only after as much advance notice and consultation as is feasible), shall not issue any such press release or make any such public announcement without the consent of the other Parties, which shall not be unreasonably withheld or delayed.

(b) The Company shall, and shall cause the Company Representatives to, use their reasonable best efforts to make solicitations and recommendations to the holders of

Company Common Stock for purposes of causing the Minimum Condition to be satisfied, the other facts, events or circumstances described in the conditions to the Offer to cease to be in existence, and the conditions to the Merger to be satisfied. Without limiting the generality of the foregoing, upon Parent’s request, (i) the Company and Parent shall promptly prepare a mutually acceptable joint written presentation to ISS, Glass Lewis or any other similar firm recommending this Agreement and the transactions contemplated hereby, including the Offer and the Merger and (ii) the Company shall request a meeting with ISS, Glass Lewis or any other similar firm for purposes of obtaining its recommendation of the Offer and approval of this Agreement by the Company Stockholders.

Section 7.10 Employee Matters.

(a) Each Continuing Employee shall be given credit for all service with the Company and the Company Subsidiaries and their respective predecessors under any employee benefit plan of Parent or its Affiliates in which such Continuing Employee is eligible to participate, including any such plans providing vacation, sick pay, severance and retirement benefits maintained by Parent or its Affiliates in which such Continuing Employees participate for purposes of eligibility, vesting and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), to the extent past service was recognized for such Continuing Employees under a comparable Company Plan immediately prior to the Effective Time, and to the same extent past service is credited under such plans or arrangements for similarly situated employees of Parent. Notwithstanding the foregoing, nothing in this Section 7.10(a) shall be construed to require crediting of service that would result in (i) duplication of benefits, (ii) service credit for benefit accruals under a defined benefit pension plan, or (iii) service credit under a newly established plan for which prior service is not taken into account for employees of Parent and its Subsidiaries generally.

(b) In the event of any change in the welfare benefits provided to Continuing Employees following the Effective Time and in the plan year in which the Effective Time occurs, Parent shall use commercially reasonable efforts to cause (i) the waiver of all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any such welfare benefit plans to the extent that such conditions, exclusions or waiting periods would not apply in the absence of such change, and (ii) for the plan year in which the Effective Time occurs, the crediting of each Continuing Employee with any co-payments and deductibles paid prior to any such change in satisfying any applicable deductible or out-of-pocket requirements after such change.

(c) Notwithstanding anything in this Section 7.10 to the contrary, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any employee benefit plan of Parent or the Surviving Corporation or any of their respective Subsidiaries or Affiliates, or shall limit the right of Parent or the Surviving Corporation or any of their respective Subsidiaries or Affiliates to amend, terminate or otherwise modify any employee benefit plan of Parent or the Surviving Corporation or any of their respective Subsidiaries or Affiliates following the Effective Time. If (i) a party other than the Parties hereto makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any employee benefit plan of Parent or the Surviving Corporation or any of their respective Subsidiaries or Affiliates, and (ii) such provision is deemed to be an amendment to such employee benefit plan even though not explicitly designated as such in this Agreement, then, solely with respect to such employee benefit plan, such provision shall lapse retroactively and shall have no amendatory effect with respect thereto.

(d) With respect to all employees of the Company and the Company Subsidiaries, the Company and/or any Company Subsidiary shall be responsible for providing any notices required to be given and otherwise complying with the WARN Act in connection with any employee layoffs implemented by the Company or any Company Subsidiary prior to the Effective Time, and Parent shall have no responsibility or liability under the WARN Act with respect to such layoffs. Section 5.9 of the Company Disclosure Schedule shall be updated immediately prior to the Effective Time with respect to the 90-day period prior to the Effective Time.

(e) The Parties acknowledge and agree that all provisions contained in this Section 7.10 are included for the sole benefit of the Parties hereto, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including any employees or former employees of the Company, any Company Subsidiary or any Affiliate of the Company, any Continuing Employee, or any dependent or beneficiary thereof, or (ii) to continued employment with Parent or any of its Affiliates.

Section 7.11 Indemnification of Directors and Officers.

(a) All rights of indemnification existing in favor of the current or former directors and officers of the Company and the Company Subsidiaries (the “Indemnified Parties”) as provided in the Company Certificate of Incorporation and the Company By-laws or under any indemnification agreements between any Indemnified Party and the Company or any Company Subsidiary, in each case as in effect on the date of this Agreement with respect to matters occurring prior to the Board Appointment Date, shall survive the Merger and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six years after the Board Appointment Date, Parent shall cause the certificate of incorporation and by-laws of the Surviving Corporation to contain provisions no less favorable with respect to indemnification and limitation of liabilities of Indemnified Parties and advancement of expenses than are set forth as of the date of this Agreement in the Company Certificate of Incorporation and Company By-laws to the extent permitted by applicable Law. Further, from and after the Effective Time, Parent shall not, and shall cause the Company or the Surviving Corporation, as applicable, not to, settle, compromise or consent to the entry of any judgment in any legal proceeding or threatened action, suit, proceeding, investigation or claim by or before any Governmental Entity, with respect to any matter arising out of, relating to, or in connection with any acts or omissions occurring or alleged to have occurred prior to the Board Appointment Date (with respect to which indemnification could be sought by such Indemnified Party under applicable Law, the Company’s Certificate, the Company By-laws or such Indemnified Party’s indemnification agreement), brought against any Indemnified Party, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents in writing and Parent, the Company and the Surviving Corporation shall, and shall cause its or their Subsidiaries to, cooperate in the defense of any such matter.

(b) From the Acceptance Time through the sixth (6th) anniversary of the Board Appointment Date (such period, the “Tail Period”), Parent shall, or shall cause the Company to, maintain in effect the Company’s current directors’ and officers’ liability insurance covering each officer and director currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Board Appointment Date with respect to any matter claimed against such person by reason of him or her serving in such capacity on terms with respect to such coverage and amounts no less favorable in the aggregate than those of such policy in effect on the date of this Agreement; provided that in no event shall the aggregate costs of such insurance policies exceed in any one year during the Tail Period 200% of the aggregate annual premiums paid by the Company for such purpose during the calendar year prior to the date hereof (which aggregate annual premiums with respect to such period are hereby represented and warranted by the Company to be in the amount set forth in Section 7.11(b) of the Company Disclosure Schedule), it being understood that Parent or the Surviving Corporation shall nevertheless be obligated to provide such coverage, with respect to each year during the Tail Period, as may be obtained for such 200% annual amount; provided further that Parent or the Surviving Corporation may (i) substitute therefor policies of any reputable insurance company or (ii) satisfy its obligation under this Section 7.11(b) by causing the Company to obtain prepaid (or “tail”) directors’ and officers’ liability insurance policy, in each case, the material terms of which including coverage and amount, are no less favorable in the aggregate to such directors and officers than the insurance coverage otherwise required under this Section 7.11(b).

(c) The provisions of this Section 7.11 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their respective heirs and representatives from and after the Effective Time. This Section 7.11 shall not be amended in a manner that is adverse to the Indemnified Parties (including, without limitation, their successors and heirs) or terminated without the consent of each of the Indemnified Parties (including, without limitation, their successors and heirs) affected thereby. Parent and the Surviving Corporation shall pay all reasonable expenses, including, reasonable attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 7.11. The provisions of this Section 7.11 shall survive the Effective Time and the consummation of the Merger.

(d) In the event Parent, the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent, the Company or the Surviving Corporation shall assume the obligations set forth in this Section 7.11.

Section 7.12 Takeover Provisions. Parent, the Company and their respective Boards of Directors shall (i) take all reasonable action necessary to ensure that no Takeover Provision is or becomes applicable to this Agreement or the transactions provided for in this Agreement, including the Offer and the Merger and (ii) if any Takeover Provision becomes applicable to this Agreement or the transactions contemplated by this Agreement, take all reasonable action necessary to ensure that the transactions provided for in this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Provision on Parent and Merger Sub, this Agreement and the transactions provided for in this Agreement.

Section 7.13 Section 16b-3 Matters. The Company shall take all reasonable steps as may be required to cause any dispositions of Company Equity Securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.

Section 7.14 Rule 14d-10 Matters. Notwithstanding anything in this Agreement to the contrary, the Company will not, after the date hereof, enter into, establish, amend or modify any plan, program, agreement or arrangement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary unless, prior to such entry into, establishment, amendment or modification, the “independent directors” (within the meaning of the NASDAQ rules and shall be an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act at the time of any such action) shall have taken all such steps as may be necessary to (a) approve as an Employment Compensation Arrangement each such plan, program, agreement or arrangement and (b) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement or arrangement.

Section 7.15 Stock Exchange De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws (including the rules and regulations of the NASDAQ) to cause the delisting of the Company Common Stock from the NASDAQ and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 7.16 FIRPTA Certificate. On any scheduled Expiration Date, the Company shall provide to Parent an affidavit, dated as of such date, signed under penalty of perjury, and in form and substance required under the Treasury Regulations issued pursuant to Section 1445(f) and Section 897 of the Code, stating that the interest in the Company are not United States Real Property Interests within the meaning of Section 897 of the Code, so that Parent is exempt from withholding any portion of the aggregate consideration with respect to the Offer under Section 1445 of the Code. If the Closing Date occurs more than thirty (30) calendar days after the Acceptance Time, the Company shall deliver to Parent on the Closing Date, another affidavit, dated as of the Closing Date but otherwise in accordance with the preceding sentence, so that Parent is exempt from withholding any portion of the aggregate consideration with respect to the Merger under Section 1445 of the Code.

Section 7.17 Certain Transfer Taxes. Any liability arising out of any real estate transfer Tax with respect to interests in real property owned directly or indirectly by the

Company or any Company Subsidiary immediately prior to the Merger, if applicable and due with respect to the Offer or the Merger, shall be borne by the Surviving Corporation or Parent and expressly shall not be a liability of the stockholders of the Company.

Section 7.18 Intellectual Property Matters. Except as agreed to by Parent or Merger Sub, prior to Closing, the Company shall, at its sole cost and expense, update and correct chain of title (including any breaks therein) and release security interests for all patents, patent applications, trademark registrations and applications, and copyright registrations and applications owned by the Company or any Company Subsidiary, and obtain and record releases for any unreleased security interests granted in any such Intellectual Property and shall otherwise take such actions as may be reasonably necessary to reflect, as applicable, the Company or a Company Subsidiary as the record owner of such Intellectual Property, free and clear of all Liens, in the public records of any patent, trademark or copyright offices where such Intellectual Property is applied for, patented or registered (including by obtaining any assignments, releases and such other documents, and making such filings and recordals, as may be reasonably necessary to accomplish the foregoing).

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.1 Conditions To Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction (or waiver by all Parties) at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. If approval of this Agreement by the Company Stockholders is required under the DGCL, the Company Stockholder Approval shall have been obtained, and if the Company Stockholder Approval shall have been obtained through a written consent, twenty (20) calendar days shall have elapsed since the mailing of the Information Statement to the Company’s stockholders with respect thereto.

(b) Purchase of Tendered Shares. Merger Sub shall have accepted for payment and paid for all of the shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.

(c) Regulatory Approvals. The Required Antitrust Approvals pursuant to the HSR Act and the Antitrust Laws of any other country, including the countries set forth on Section 1.1 of the Company Disclosure Schedule, shall not have been obtained, waived or made, as applicable, and the respective waiting periods required in connection with such Required Antitrust Approvals shall not have expired or been terminated.

(d) No Injunctions or Restraints. No Order (whether temporary, preliminary or permanent in nature) issued by any court of competent jurisdiction or other restraint or prohibition of any Governmental Entity shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the Merger.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.1 Termination Prior to the Acceptance Time. This Agreement may be terminated, and the Offer and/or the Merger may be abandoned, at any time prior to the Acceptance Time, by action taken or authorized by the Board of Directors of the terminating Party or Parties, as follows:

(a) by the mutual written consent of Parent and the Company;

(b) by either Parent or the Company if:

(i) the Acceptance Time shall not have occurred on or before the 60th day following the No-Shop Period Start Date (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any Party whose breach of any covenant or obligation under this Agreement resulted in the failure of the Acceptance Time to occur prior to such End Date; provided, further, the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to the Company if, at the time of such intended termination by the Company, either party is entitled to terminate this Agreement pursuant to Section 9.1(b)(ii)(B); or

(ii) the Offer shall have expired or been terminated in accordance with the terms of this Agreement without Merger Sub having accepted for payment any shares of Company Common Stock pursuant to the Offer and at the time of such expiration or termination (A) any of the conditions, facts, events or circumstances described in the conditions to the Offer set forth on Annex A hereto shall have occurred or be continuing or (B) each of the conditions, facts events or circumstances described in the conditions to the Offer set forth on Annex A hereto (other than the conditions, facts, events and circumstances described in the condition in paragraph (a) of Annex A) shall not have occurred or shall have ceased to exist; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any Party whose breach of any covenant or obligation under this Agreement resulted in (1) the occurrence or existence of any conditions, facts, events or circumstances described in the conditions to the Offer set forth on Annex A hereto, or (2) the expiration or termination of the Offer without Merger Sub having accepted for payment any shares of Company Common Stock pursuant to the Offer.

(c) by the Company if:

(i) prior to the No-Shop Period Start Date (the “Initial Period”) (A) the Company Board (upon the recommendation of the Strategy Committee) has authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (B) the Company has complied in all respects with Section 7.5, and (C) immediately, but in any event within one(1) business day, after the termination of this Agreement, the Company will enter into an Alternative Acquisition Agreement with respect to the Superior Proposal referred to in the foregoing clause (A); provided, that the right of the Company to terminate this Agreement pursuant this Section 9.1(c)(i) is conditioned on and subject to the prior payment by the Company to Parent of the Company Go-Shop Termination Fee in accordance with Section 9.4(b)(i), and any purported termination pursuant to this Section 9.1(c)(i) shall be void and of no force or effect if the Company shall not have paid the Company Go-Shop Termination Fee; and provided further that, notwithstanding anything to contrary in this Agreement, the Company may not enter into an Alternative Acquisition Agreement or terminate this Agreement pursuant to this Section 9.1(c)(i) unless and until (i) the date the Company Adverse Recommendation Change has been made following the expiration of the applicable Notice Period, and (ii) the Company has agreed to satisfy its obligations, if any, under Section 7.5(f)(vi);

(ii) (A) Parent or Merger Sub shall have breached in any material respect any of the covenants or agreements made by them in this Agreement, or (B) any of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), and in either case such breach or inaccuracy would prevent Parent and Merger Sub from accepting for payment or paying for the shares of Company Common Stock pursuant to the Offer or consummating the Merger in accordance with the terms of this Agreement and, in the case of either (A) or (B), such breach is incapable of being cured by the End Date or is not cured by Parent or Merger Sub (as applicable) within ten (10) calendar days (the “Cure Period”) after Parent or Merger Sub, as the case may be, receives written notice of such breach from the Company; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(ii) if, at the time of such termination, there exists a material breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement; and provided further that the Cure Period shall not be available for Parent’s or Merger Sub’s breach of Section 2.1(e) of this Agreement; or

(iii) After the Initial Period (A) the Company Board (upon the recommendation of the Strategy Committee) has authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (B) the Company has complied in all respects with Section 7.5, and (C) immediately, but in any event within one (1) business day, after the termination of this Agreement, the Company will enter into an Alternative Acquisition Agreement with respect to the Superior Proposal referred to in the foregoing clause (A); provided, that the right of the Company to terminate this Agreement pursuant this Section 9.1(c)(iii) is conditioned on and subject to the prior payment by the Company to Parent of the Company Termination Fee in accordance with Section 9.4(b)(ii), and any purported termination pursuant to this Section 9.1(c)(iii) shall be void and of no force or effect if the Company shall not have paid the Company Termination Fee; and provided further that, notwithstanding anything to contrary in this Agreement, the Company may not enter into an Alternative Acquisition Agreement or terminate this Agreement pursuant to this Section 9.1(c)(iii) unless and until (i) Merger Sub has not accepted for payment the shares tendered pursuant to the Offer by 9:00 a.m. (Eastern time) on the first (1st) Business Day following the next scheduled expiration of the Offer occurring following the date the Company Adverse Recommendation Change was made following the expiration of the applicable Notice Period, and (ii) the Company has agreed to satisfy its obligations, if any, under Section 7.5(f)(vi);

(d) by Parent if:

(i) (A) the Company shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Company (other than Section 7.5) such that the facts, events and circumstances described in the condition set forth in paragraph (e) on Annex A would have occurred and be continuing or (B) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the facts, events and circumstances described in the condition set forth in paragraph (d) on Annex A would have occurred and be continuing, and, in the case of either (A) or (B), such breach is incapable of being cured by the End Date or is not cured by the Company within ten (10) calendar days after the Company receives written notice of such breach from Parent or Merger Sub; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if, at the time of such termination, there exists a material breach of any representation, warranty, covenant or agreement of Parent or Merger Sub contained in this Agreement;

(ii) (A) the Company shall have delivered a Determination Notice, (B) the Company, the Company Board or any committee thereof shall have effected a Company Adverse Recommendation Change, whether or not permitted by the terms hereof, or (C) the Company shall have breached or be deemed to have breached in any material respect to any of its obligations under Section 7.5 (any such event contemplated by this Section 9.1(d)(ii), a “Triggering Event”); or

(iii) during the Initial Period, Parent shall have paid $3,500,000 (the “Parent Termination Fee”) to the Company, at Parent’s option, (i) in cash, by wire transfer of same day funds to one or more accounts designated by the Company, (ii) through forgiveness of an equal amount of the outstanding principal balance of the Convertible Subordinated Debt or (iii) through forgiveness of an equal amount of the outstanding principal balance of the Convertible Senior Debt. Parent’s right to terminate pursuant to this Section 9.1(d)(iii) shall terminate upon the expiration of the Initial Period.

Section 9.2 Termination Before or After the Acceptance Time. Notwithstanding the prior approval of this Agreement by the Company Stockholders in accordance with the DGCL, this Agreement may be terminated and the Offer and/or the Merger may be abandoned, at any time prior to the Effective Time, by either Parent or the Company if (i) any Order of any Governmental Entity having competent jurisdiction is entered permanently enjoining the Company, Parent or Merger Sub from consummating the Offer and/or the Merger and such Order has become final and nonappealable, or (ii) if there shall be any Law that makes consummation of the Offer or the Merger illegal or otherwise prohibited (unless the consummation of the Offer or the Merger in violation of such Law would not have a Company Material Adverse Effect) and, prior to termination pursuant to this Section 9.2, the terminating

Party shall have complied in all material respects with its obligations under Section 7.6 to prevent, oppose and remove such injunction; provided, however, that the right to terminate this Agreement pursuant to this Section 9.2 shall not be available to any Party whose breach of any provision of this Agreement results in the imposition of any such injunction or similar legal restraint or the failure of such injunction or similar legal restraint to be resisted, resolved or lifted, as applicable.

Section 9.3 Notice of Termination. The Party terminating this Agreement pursuant to Section 9.1 (other than under Section 9.1(a) or Section 9.2) shall give prompt written notice of such termination to the other Parties specifying the provision or provisions of Section 9.1 or Section 9.2 pursuant to which such termination is purportedly effected.

Section 9.4 Effect of Termination; Payment of Fees and Expenses.

(a) Effect of Termination Generally. Except as otherwise set forth in this Section 9.4, in the event of a termination of this Agreement by either the Company or Parent as provided in Section 9.1 or Section 9.2, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company hereunder; provided, however, that the provisions of Article I, Section 2.2(c)(ii), this Article IX, Article X and the last sentence of Section 7.4(b) shall remain in full force and effect and survive any termination of this Agreement; provided, further, that, except as set forth in this Section 9.4 no Party shall be relieved or released from any liabilities or damages arising out of its breach of any of its covenants, agreements, representations or warranties set forth in this Agreement (including the failure by the Company to pay any amounts due pursuant to Section 9.4(b) or Section 9.4(c)). Notwithstanding the foregoing, in no event shall any Party be liable for punitive damages.

(b) Termination Fee.

(i) In the event this Agreement is terminated by the Company pursuant to Section 9.1(c)(i), the Company shall pay the Company Go-Shop Termination Fee to Parent prior to such termination by wire transfer of same day funds to one or more accounts designated by Parent. If the Company subsequently consummates any transaction contemplated by a Superior Proposal and, concurrently with or prior to such transaction, Parent either (x) converts a majority of the outstanding principal balance of the Convertible Subordinated Debt into Series A 15% Participating Convertible Preferred Stock or Common Stock or (y) is paid the Additional Prepayment Amount (as such term is defined in the Forbearance Agreement), then Parent shall simultaneously reimburse the Company for (i) any Company Go-Shop Termination Fee paid to Parent pursuant to this Section 9.4(b)(i) and (ii) any Parent Expenses paid to Parent pursuant to Section 9.4(c)(ii).

(ii) In the event this Agreement is terminated by the Company pursuant to Section 9.1(c)(iii), the Company shall pay the Company Termination Fee to Parent prior to such termination by wire transfer of same day funds to one or more accounts designated by Parent. If the Company subsequently consummates any transaction contemplated by a Superior Proposal and, concurrently with or prior to such transaction, Parent either (x) converts a majority of the outstanding principal balance of the Convertible Subordinated Debt into Series A 15% Participating Convertible Preferred Stock or Common Stock or (y) is paid the Additional Prepayment Amount (as such term is defined in the Forbearance Agreement), then Parent shall simultaneously reimburse the Company for (i) any Company Termination Fee paid to Parent pursuant to this Section 9.4(b)(ii) and (ii) any Parent Expenses paid to Parent pursuant to Section 9.4(c)(ii).

(iii) In the event this Agreement is terminated by Parent pursuant to Section 9.1(d)(ii), the Company shall pay the Company Termination Fee to the Parent promptly, but in any event within three (3) Business Days after the date of such termination, by wire transfer of same day funds to one or more accounts designated by Parent. If the Company subsequently consummates any transaction contemplated by a Superior Proposal and, concurrently with or prior to such transaction, Parent either (x) converts a majority of the outstanding principal balance of the Convertible Subordinated Debt into Series A 15% Participating Convertible Preferred Stock or Common Stock or (y) is paid the Additional Prepayment Amount (as such term is defined in the Forbearance Agreement), then Parent shall simultaneously reimburse the Company for (i) any Company Termination Fee paid to Parent pursuant to this Section 9.4(b)(iii) and (ii) any Parent Expenses paid to Parent pursuant to Section 9.4(c)(ii).

(iv) In the event that (A) this Agreement is terminated by either Parent or the Company pursuant to Section 9.1(b)(i) or Section 9.1(b)(ii)(B) or by Parent pursuant to Section 9.1(d)(i), (B) at or prior to the time of such termination an Acquisition Proposal or Inquiry (in either case, whether or not conditional) shall have been announced, commenced or publicly disclosed or submitted or made known to the Company Board, and (C) at any time after the execution of this Agreement and prior to the expiration of the twelfth (12th) month after the termination of this Agreement, the Company consummates any transaction contemplated by an Acquisition Proposal (solely for this use, all references in the definition of Acquisition Proposal to “fifteen percent (15%)” shall be replaced with “thirty-five percent” (35%)”) or enters into any Alternate Acquisition Agreement or any letter of intent, agreement in principle or other similar agreement related to an Acquisition Proposal (regardless of whether or when such Acquisition Proposal is consummated), or the Company Board shall have recommended an Acquisition Proposal (solely for this use, all references in the definition of Acquisition Proposal to “fifteen percent (15%)” shall be replaced with “thirty-five percent (35%)”) to the Company Stockholders, then the Company shall, on the date such transaction is consummated, any such agreement or letter is executed or agreement is entered into, or any such recommendation is made, respectively, whichever is earlier, pay the Company Termination Fee to Parent by wire transfer of same day funds to one or more accounts designated by Parent; provided, however, that if such Acquisition Proposal or Alternative Acquisition Agreement is with an Excluded Party, the Company shall instead pay the Company Alternative Termination Fee; provided further, that if concurrently with or prior to the consummation of such a transaction, Parent either (x) converts a majority of the outstanding principal balance of the Convertible Subordinated Debt into Series A 15% Participating Convertible Preferred Stock or Common Stock or (y) is paid the Additional Prepayment Amount (as such term is defined in the Forbearance Agreement), no Company Termination Fee or Company Alternative Termination Fee, as applicable, shall be payable pursuant to this Section 9.4(b)(iv) and Parent shall simultaneously reimburse the Company for any Parent Expenses paid to Parent pursuant to Section 9.4(c)(i).

(v) In the event this Agreement is terminated by Parent pursuant to Section 9.1(d)(iii), Parent shall pay the Parent Termination Fee to the Company promptly, but in any event within two (2) Business Days after the date of such termination, either, at Parent’s option, (i) in cash, by wire transfer of same day funds to one or more accounts designated by the Company or (ii) through forgiveness of an equal amount of the outstanding principal balance of the Convertible Subordinated Debt.

(vi) For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to be paid, the Company Go-Shop Termination Fee or the Company Termination Fee on more than one occasion; provided, that the payment by the Company of the Company Go-Shop Termination Fee pursuant to this Section 9.4(b) shall not relieve the Company of any subsequent obligation to pay the difference between the Company Go-Shop Termination Fee and the Company Termination Fee pursuant to Section 9.4(b), except to the extent indicated in Section 9.4(b). Parent shall have right to assign the right to receive the Company Termination Fee to one or more Persons in its sole discretion.

(c) Expense Reimbursement.

(i) In the event this Agreement is terminated by either Parent or the Company pursuant to Section 9.1(b)(ii)(B) or by Parent pursuant to Section 9.1(d)(i) under circumstances in which a Company Termination Fee is not then payable pursuant to Section 9.4(b), then the Company shall, following receipt of an invoice therefor, promptly (in any event within two (2) Business Days) pay all of Parent’s reasonably documented out-of-pocket fees and expenses (including legal fees and expenses and advisor and consultant fees and expenses) actually incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (the “Parent Expenses”), which amount shall in no event exceed $1,500,000 in the aggregate, by wire transfer of same day funds to one or more accounts designated by Parent.

(ii) In the event that either a Company Go-Shop Termination Fee or a Company Termination Fee is payable by the Company to Parent pursuant to Section 9.4(b), the Company shall, simultaneously with the payment of such Company Go-Shop Termination Fee or Company Termination Fee, pay an amount equal to the Parent Expenses (which amount shall be reflected in an invoice therefor from Parent and in no event exceed $1,500,000 by wire transfer of same day funds to one or more accounts designated by Parent unless the Company previously has paid the Parent Expenses pursuant to Section 9.4(c)(i) above).

(d) Acknowledgement.

(i) Each Party acknowledges that (i) the agreements contained in this Section 9.4 are an integral part of the transactions contemplated in this Agreement, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Go-Shop Termination Fee or a Company Termination Fee is payable are uncertain and incapable of accurate calculation, and (iii) without the agreements contained in this Section 9.4, Parent would not have entered into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 9.4(b) or Section 9.4(c), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amount set forth in Section 9.4(b) or Section 9.4(c) or any portion thereof, the Company shall pay to Parent costs and expenses (including attorneys’ fees) incurred by the Parent and its Affiliates in connection with such suit, together with interest on such amount or portion thereof at the prime rate established by the Wall Street Journal Table of Money Rates on the date such payment was required to be made, during the period from and including the date payment of such amount was due up to but excluding the actual date of payment.

(ii) Except as provided in Section 10.9(a)(ii), the Parent Termination Fee shall be the Company’s sole and exclusive remedy under this Agreement. The damages resulting from termination of this Agreement under circumstances where a Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 9.4 are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate the Company for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby.

(iii) Notwithstanding anything herein to the contrary, and except as otherwise provided in Section 10.9(a)(ii), the maximum aggregate liability of the Parent Group for any direct or indirect loss or damage suffered in connection with, or arising out under, this Agreement, including, but not limited to, the negotiation, entry into, performance of, or the terms of this Agreement, the failure of the Offer or the Merger to be consummated or for a breach or claimed breach or failure or claimed failure to perform hereunder (such damages, collectively, “Company Damages”) or otherwise shall be limited to the amounts payable pursuant to Section 9.4(b)(v). In no event shall the Company or its affiliates seek or permit to be sought on behalf of the Company any damages or any other recovery, judgment or damages of any kind, including consequential, indirect, or punitive damages, from the Parent Group in connection with this Agreement (other than any amounts payable pursuant to Section 9.4(b)(v)). The Company acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, in each case with respect to Company Damages, the Parent Group, through Parent or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of Parent against any Affiliate of Parent, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise. The Company acknowledges that both Parent and Merger Sub have represented to the Company that they are newly-formed companies without any material assets except in connection with this Agreement and the other agreements contemplated hereby as expressly set forth herein. The terms of this Section 9.4(d)(iii) shall not be deemed to be superseded, amended or modified in any respect by the terms of any other provisions of this Agreement. The provisions of this Section 9.4(d)(iii) are intended to be for the benefit of, and shall be enforceable by, each member of the Parent Group.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

Section 10.2 Fees and Expenses. Except as set forth in Section 9.4(c), all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Offer, the Merger or any of the other transactions contemplated by this Agreement are consummated; provided, however, that the Company and Parent shall share equally any filing fees paid pursuant to the HSR Act or any other Antitrust Laws; and provided, further, that, except as set forth in Section 9.4(c), all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement shall be paid on or before the Effective Time.

Section 10.3 Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given when received if delivered personally; when transmitted if transmitted by facsimile (with written confirmation of transmission) or by electronic mail; the Business Day after it is sent, if sent for next day delivery to a domestic address by overnight courier (providing proof of delivery), in each case to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Parent or Merger Sub, at:

Peak Holding Corp.
1450 Brickell Avenue, 31st Floor
Miami, Florida 33131
Attention:	Brian Schwartz
Facsimile:	(305) 379-2013
E-mail:	bschwartz@higcapital.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP 300 North LaSalle Street
Chicago, Illinois 60654
Attention:	Michael H. Weed, P.C.
Facsimile:	(312) 862-2200
E-mail:	michael.weed@kirkland.com

If to the Company, at:

Comverge, Inc.
5390 Triangle Parkway, Suite 300
Norcross, Georgia 30092
Attention:	The Strategy Committee of the Board of Directors
Facsimile:	(770) 696-7665
E-mail:

with a copy (which shall not constitute notice) to each of:

Baker Botts L.L.P.
98 San Jacinto Blvd., Suite 1500
Austin, Texas 78701
Attention:	Steven M. Tyndall, Esq.
Facsimile:	(512) 322-8328
E-mail:	steve.tyndall@bakerbotts.com

SNR Denton US LLP
1301 K Street, N.W., Suite 600, East Tower Washington, DC 20005
Attention:	Tom Hanley, Esq.
Facsimile:	(202) 408-6399
E-mail:	tom.hanley@snrdenton.com

Section 10.4 Entire Agreement. This Agreement (together with the Exhibits, Company Disclosure Schedule and the other documents delivered pursuant hereto)and the NDA constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof.

Section 10.5 Company Disclosure Schedule. Concurrently with the execution and delivery of this Agreement, the Company has delivered to Parent a set of disclosure schedules setting forth certain information related to the Company and the Company Subsidiaries arranged to correspond with the various sections of this Agreement (the “Company Disclosure Schedule”). Any matter disclosed in any section of the Company Disclosure Schedule shall be deemed to be disclosed in any other section of the Company Disclosure Schedule and to disclose an exception to the corresponding section of this Agreement only to the extent that it is readily apparent from such disclosure that such disclosure is applicable to such other section. All capitalized terms not defined in the Company Disclosure Schedule shall have the meanings assigned to them in this Agreement. No disclosure in the Company Disclosure Schedule relating to any possible breach or violation by such party of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

Section 10.6 Extension; Waiver. At any time prior to the Effective Time, subject to Section 2.4(d), the Parties may, to the extent permitted by applicable Law and, subject to Section 10.7, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Company Stockholder Approval has been obtained, there shall be made no waiver that by Law (including the relevant rules of the NASDAQ) requires further approval by Company Stockholders without the further approval of such stockholders. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 10.7 Amendment. Subject to Section 2.4(d), this Agreement may be amended by the Parties by action taken by or on behalf of their respective Boards of Directors (in the case of the Company, acting through the Strategy Committee) at any time prior to the Effective Time, whether before or after the Acceptance Time or the Company Stockholder Approval, if required by applicable Laws; provided, however, that (a) after the Acceptance Time, there shall be no amendment that decreases the Offer Price or the Merger Consideration and (b) after the Company Stockholder Approval has been obtained, there shall be made no amendment that by Law (including the relevant rules of the NASDAQ) requires further approval by the Company Stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed by Parent and the Company.

Section 10.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 10.9 Specific Performance.

(a) The parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur to Parent and Merger Sub if any provision of this Agreement were not performed in accordance with the terms hereof or is otherwise breached. Accordingly:

(i) the Parties agree that prior to the valid termination of this Agreement in accordance with Section 9.1 or Section 9.2, Parent or Merger Sub shall be entitled to an injunction or injunctions, or any other form of specific performance or other appropriate form of equitable relief, to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any arbitration or any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. For the avoidance of doubt, the Company shall not be entitled to seek an injunction or injunctions, or to any other form of specific performance or other form of equitable relief, to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof except as set forth in Section 10.9(a)(ii) below. The terms of this Section 10.9 shall not be deemed to be superseded, amended or modified in any respect by the terms or other provisions of this Agreement.

(ii) the Parties agree that prior to the valid termination of this Agreement in accordance with Section 9.1 or Section 9.2 and after the expiration of the Initial Period, the Company shall be entitled to an injunction or injunctions, or any other form of specific performance or other appropriate form of equitable relief, to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any arbitration or any court of competent jurisdiction, this being the sole remedy to which they may be entitled at law or in equity, but that it may not seek or accept any other form of relief that may be available for breach under this Agreement or otherwise in connection with this Agreement or the transactions contemplated hereby (including monetary damages). The terms of this Section 10.9 shall not be deemed to be superseded, amended or modified in any respect by the terms or other provisions of this Agreement.

(b) If, prior to the End Date as originally provided for in Section 9.1(b)(i), Parent or Merger Sub commences litigation in accordance with Section 10.11 to enforce specifically the performance of the terms and provisions hereof by the Company, the End Date shall automatically be extended by (x) the amount of time during which such litigation is pending, plus twenty (20) Business Days or (y) such other time period established by the court of competent jurisdiction presiding over such litigation.

Section 10.10 GOVERNING LAW. THIS AGREEMENT AND ANY LITIGATION (WHETHER AT LAW, IN CONTRACT OR IN TORT) THAT MAY BE DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 10.11 Jurisdiction; Service of Process; WAIVER OF JURY TRIAL.

(a) Each of the Parties irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, the

United States District Court sitting in New Castle County in the State of Delaware, for the purpose of any legal proceeding directly or indirectly based upon, relating to arising out of this Agreement or any transaction contemplated hereby or the negotiation, execution or performance hereof or thereof, and each of the Parties hereby irrevocably agrees that all claims in respect to such action or proceeding shall be brought in, and may be heard and determined, exclusively in such state or federal courts. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any action or proceeding so brought. Each of the Parties agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the Parties irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party at the addresses set forth in Section 10.3. Nothing in this Section 10.11 shall affect the right of any party to serve legal process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.12 No Third-Party Beneficiaries. Except as provided in Section 7.11, each of Parent and the Company hereby agrees that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any legal or equitable rights or remedies (including without limitation the right to rely upon the representations and warranties set forth herein) except for (i) the right of the holders of Common Stock who validly tender shares of Common Stock pursuant to the Offer (including any subsequent offering period) to receive the consideration in respect thereof from and after the Acceptance Time and the right of the holders of Common Stock other than those who tender their shares of Common Stock pursuant to the Offer and the Company Stock Options to receive, from and after the Effective Time, the aggregate consideration which they are entitled to receive pursuant to Article II and (ii) the provisions set forth in Section 7.11 of this Agreement which are intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons after the Acceptance Time.

Section 10.13 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties; provided, however, that, prior to the Closing, Merger Sub may assign this Agreement (in whole or in part) to any wholly-owned Subsidiary of Parent; and provided further that either Parent or Merger Sub may assign its rights hereunder as collateral pursuant to any financing arrangement. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 10.14 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

Section 10.15 Independence of Agreements, Covenants, Representations and Warranties. All agreements and covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain agreement or covenant, the fact that such action or condition is permitted by another agreement or covenant shall not affect the occurrence of such default. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.

Section 10.16 Mutual Drafting. Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties; accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 10.17 Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.

Section 10.18 Other Acknowledgments. Each Party acknowledges that, as this Agreement is governed by the laws of the State of Delaware, there is an implied duty of good faith and fair dealing. The foregoing is merely intended as a recognition of the rights the Parties may have under applicable law and is not meant to otherwise expand, modify or waive such rights or obligations in any way.

{Signature page follows.}

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PEAK HOLDING CORP.

By:	/s/ Brian Schwartz
Name: Brian Schwartz
Title: President

PEAK MERGER CORP.

By:	/s/ Brian Schwartz
Name: Brian Schwartz
Title: President

COMVERGE, INC.

By:	/s/ R. Blake Young
Name: R. Blake Young
Title: President and Chief Executive Officer

{Signature Page to Agreement and Plan of Merger}

ANNEX A

CONDITIONS TO THE OFFER

Notwithstanding any other provisions of the Offer, but subject to compliance with the terms and conditions of that certain Agreement and Plan of Merger, dated as of March 26, 2012 (the “Agreement”), by and among Peak Holding Corp., a Delaware corporation (“Parent”), Peak Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Comverge, Inc., a Delaware corporation (the “Company”), and in addition to (and not in limitation of) the rights and obligations of Merger Sub to extend and/or amend the Offer pursuant to the terms and conditions of the Agreement, Merger Sub (i) shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Merger Sub to pay for or return shares of Company Common Stock tendered in the Offer promptly after termination or withdrawal of the Offer)), pay for any shares of Company Common Stock tendered in the Offer, and (ii) may delay the acceptance for payment of or, subject to the rules and regulations referred to in clause (i) above, the payment for, any shares of Company Common Stock tendered in the Offer, in the event that at or prior to the scheduled expiration of the Offer (as it may be extended pursuant to Section 2.1(d) of the Agreement):

(a) The Minimum Condition shall not have been satisfied;

(b) The Required Antitrust Approvals pursuant to the HSR Act and the Antitrust Laws of any other country, including the countries set forth on Section 1.1 to the Company Disclosure Schedule, shall not have been obtained, waived or made, as applicable, and the respective waiting periods required in connection with such Required Antitrust Approvals shall not have expired or been terminated;

(c) There shall be any Law or Order (whether temporary, preliminary or permanent in nature) enacted, enforced, amended, issued, in effect or deemed applicable to the Offer, the Top-Up Option or the Merger, by any Governmental Entity the effect of which is to, or would reasonably be expected to, directly or indirectly, make illegal or otherwise prevent, prohibit or impose adverse conditions on the consummation of the Offer, the Top-Up Option or the Merger.;

(d) (i) The representations and warranties set forth in Section 5.4 (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) shall not be true and correct in all respects as of the date of the Agreement or as of the Expiration Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not be true and correct in all respects as of such earlier date), subject only to de minimis exceptions; (ii) Section 5.6 shall not be true and correct in all respects, without disregarding the Company Material Adverse Effect qualification contained therein, as of the date of the Agreement or as of the Expiration Date as though made on and as of such date; or (iii) the representations and warranties set forth in Section 5.1, Section 5.2, Section 5.3, Section 5.10, Section 5.11, Section 5.13, Section 5.15, Section 5.24, Section 5.26, Section 5.28 or Section 5.29 (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) shall not be true and correct in all material respects as of the date of the Agreement or as of the Expiration Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not be true and correct in all material respects as of such earlier date) or (iv) any representations and warranties of the Company set forth in the Agreement (including those representations and warranties set forth in clause (i), (ii) or (iii)) (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) shall not be true and correct as of the date of the Agreement or as of the Expiration Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not be true and correct as of such earlier date) and, in the case of this clause (iv), any failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would have a Company Material Adverse Effect;

(e) The Company shall have failed to perform in all material respects all obligations required to be performed by it under the Agreement, and such failure to perform shall not have been cured prior to the Expiration Date;

(f) Since the date of the Agreement, there shall have occurred any changes, events, circumstances or developments that have had, individually or in the aggregate, a Company Material Adverse Effect;

(g) Parent shall not have received a certificate signed on behalf of the Company by the chief executive officer of the Company to the effect that none of facts, events or circumstances described in the conditions in paragraphs (d), (e) and (f) of this Annex A shall have occurred and be continuing;

(h) A Triggering Event shall have occurred; or

(i) The Agreement shall have been terminated in accordance with its terms, or any event shall have occurred which gives Parent the right to terminate the Agreement pursuant to Article IX thereof.

For purposes of determining whether the Minimum Condition has been satisfied, Parent and Merger Sub shall have the right to include or exclude for purposes of its reasonable good faith determination thereof shares tendered in the Offer pursuant to guaranteed delivery procedures.

The conditions to the Offer set forth in this Annex A are for the sole benefit of Parent and Merger Sub and may be asserted by Parent and Merger Sub regardless of the circumstances giving rise to such condition, in whole or in part at any applicable time or from time to time in its sole discretion prior to the expiration of the Offer, and all conditions may be waived by Parent and Merger Sub, in their sole discretion, in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Agreement and the applicable rules and regulations of the SEC.

Capitalized terms that are used but not otherwise defined in this Annex A shall have the respective meanings ascribed thereto in the Agreement.